UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Delcath Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2010

Notice is hereby given that the 2010 Annual Meeting of Stockholders of Delcath Systems, Inc. will be held on Thursday, May 6, 2010, at 10:00 a.m., local time, at the Sheraton New York Hotel & Towers, 811 Seventh Avenue, New York, New York.

The following matters will be voted on at the Annual Meeting:

1.
Election of each of Harold S. Koplewicz, M.D. and Robert B. Ladd as Class I directors, each to serve until the 2013 annual meeting of stockholders and until his successor is duly elected and qualified;

2.	Ratification of the appointment by our Audit Committee of Ernst & Young LLP as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.
Approval of an amendment to Delcath’s 2009 Stock Incentive Plan to increase the total number of shares of Delcath common stock reserved for issuance under the plan by 2,200,000 shares, from 2,000,000 to 4,200,000 shares of Delcath common stock; and

4.	Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the meeting.

These items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting.

The Board of Directors has fixed the close of business on Monday, March 22, 2010 as the record date for the Annual Meeting.  Only stockholders of record of Delcath common stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person.  The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read the Proxy Statement carefully.

By Order of the Board of Directors

New York, New York	Eamonn P. Hobbs
March 30, 2010	President and Chief Executive Officer

DELCATH SYSTEMS, INC.
PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF STOCKHOLDERS

i

Employment Agreements	23
Potential Payments upon Termination or Change of Control	27

REPORT OF THE AUDIT COMMITTEE	27

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL TWO)	28
Audit and Non-Audit Fees	29

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors	29

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	29

APPROVAL OF AN AMENDMENT TO THE 2009 STOCK INCENTIVE PLAN (PROPOSAL THREE)	29
Description of the 2009 Plan (as amended)	30
Federal Income Tax Consequences	32

EQUITY COMPENSATION PLAN INFORMATION	34

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING	34

ANNUAL REPORT	35

APPENDIX A	A-1

ii

600 Fifth Avenue, 23rd Floor
New York, New York 10020
_____________________

PROXY STATEMENT
_____________________

For the 2010 Annual Meeting of Stockholders to be held on May 6, 2010

The enclosed proxy is solicited by the Board of Directors of Delcath Systems, Inc. (“Delcath”, “we,” “our”, “us” or the “Company”) to be voted at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 6, 2010 at 10:00 a.m., local time, and at any adjournment or postponement of the meeting.  The Annual Meeting will be held at the Sheraton New York Hotel & Towers, 811 Seventh Avenue, New York, New York. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, proxy card and Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Form 10-K”), were first mailed on or about March 30, 2010, to our stockholders entitled to vote at the meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting.
At the Annual Meeting, stockholders will consider and vote on the following matters:

1.    Election of each of Harold S. Koplewicz, M.D. and Robert B. Ladd as Class I directors, each to serve until the 2013 annual meeting of stockholders and until his successor is duly elected and qualified (Proposal One);

2.    Ratification of the appointment by our Audit Committee of Ernst & Young LLP as Delcath’s independent registered public accounting firm for the fiscal year ending December 31, 2010 (Proposal Two);

3.    Approval of an amendment to Delcath’s 2009 Stock Incentive Plan to increase the total number of shares of Delcath common stock reserved for issuance under the plan by 2,200,000 shares, from 2,000,000 to 4,200,000 shares of our common stock  (Proposal Three); and

4.    Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders entitled to vote.
Stockholders of record at the close of business on Monday, March 22, 2010 (the “Record Date”) of our common stock, $0.01 par value per share, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the meeting.  At the close of business on the Record Date there were 36,655,734 shares of Delcath common stock issued, outstanding and entitled to vote.

Number of votes.	You have one vote for each share of Delcath common stock held by you on the Record Date.

Voting.
You may vote your shares in person or by proxy.

Stockholders of Record.  If you hold your shares in your own name as a holder of record, you can vote your common stock by:

•     completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. The persons named in the proxy card (the “proxies” or “proxy holders”) will vote your shares in accordance with your instructions in your completed and returned proxy card; or

•     attending the Annual Meeting and delivering your completed proxy card in person or by completing a ballot at the meeting. Ballots will be available at the meeting.

Beneficial Owners. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record on how to vote your shares.  You must follow the instructions of your broker or other nominee in order for your shares to be voted.  If your shares are not registered in your name and you plan to vote your shares in person at the meeting, you must obtain and bring with you to the meeting a “legal proxy” from the broker or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Quorum.
A majority of our outstanding shares of common stock present in person or by proxy at the Annual Meeting constitutes a quorum.  For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, abstentions and “broker non-votes” (proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner(s) on a particular matter(s) with respect to which the brokers or nominees do not have discretionary voting authority) will be treated as shares that are present.

Non-Routine Proposals; Broker Non-Votes.
Your broker or nominee will have discretionary authority to vote your shares with respect to “routine” proposals, but not with respect to “non-routine” proposals.

•    Non-routine proposals. Proposal One (election of directors) and Proposal Three (amending the 2009 Stock Incentive Plan) are non-routine proposals.

•     Routine proposal.  Proposal Two (ratification of the appointment of our independent registered public accounting firm) is a routine proposal.

Vote Required; Treatment of Abstentions and Broker Non-Votes.
The two nominees for director receiving a plurality, or the highest number of “FOR” votes, of votes cast at the Annual Meeting, will be elected as our Class I directors. Shares that are not voted, either because you marked your proxy card to withhold authority for one or more nominees or you did not complete and return your proxy card, will have no impact on the election of directors.  Broker non-votes will not be considered entitled to vote on Proposal One.

The affirmative vote of the majority of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on Proposal Two (ratification of the appointment of our independent registered public accounting firm) and Proposal Three (amending the 2009 Stock Incentive Plan) is required to approve these proposals.  “Abstentions” will have the effect of a vote against Proposal Two and Proposal Three, and broker non-votes will have no effect on the outcome of these proposals.

Voting of Proxies.
Your shares of Delcath common stock will be voted in accordance with the instructions contained in your proxy card. If you return a signed proxy card without giving specific voting instructions, your shares will be voted:

•     “FOR” the election of Harold S. Koplewicz, M.D. and Robert B. Ladd as Class I directors;

•     “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•     “FOR” the approval of the amendment to Delcath’s 2009 Stock Incentive Plan to increase the total number of shares of Delcath common stock reserved for issuance under the plan by 2,200,000 shares, from 2,000,000 to 4,200,000 shares of our common stock.

Other Matters.
We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Revoking your Proxy.
Stockholders of Record.  You can revoke your proxy at any time before it is voted at the Annual Meeting by doing any one of the following things:

•    giving our Corporate Secretary a written notice of revocation before (addressed to Mr. Jason Rifkin, Corporate Secretary, Delcath Systems, Inc., 600 Fifth Avenue, 23rd Floor, New York, New York 10020) or at the meeting; or

•     delivering a properly executed, later dated proxy card; or

•     attending the Annual Meeting and voting in person at the meeting. Your attendance at the meeting in and of itself will not be sufficient to revoke your proxy.

Beneficial Owners.  If you instructed your broker or nominee to vote your shares, you can change your vote only by following your broker or nominee’s instructions for doing so.

Expenses and Solicitation.
The costs of solicitation of proxies, including printing and mailing costs, will be borne by Delcath. In addition to the solicitation of proxies by mail, proxies may also be solicited personally by directors, officers and employees of Delcath, without additional compensation to these individuals. Delcath may request banks, brokers and other firms holding shares in their names which are beneficially owned by others to send proxy materials and obtain proxies from such beneficial owners, and will reimburse such banks, brokers and other firms for their reasonable out-of-pocket costs.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on Thursday, May 6, 2010.  A copy of this Proxy Statement, the proxy card and our Annual Report on Form 10-K are available at: https://materials.proxyvote.com/24661P.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of March 22, 2010, held by (i) each stockholder known by us to beneficially own more than 5% of our common stock; (ii) each of our directors (and nominees); (iii) each of our named executive officers in the Summary Compensation Table; and (iv) all of our current directors and executive officers as a group.

Beneficial Owner:	Number of Shares Beneficially Owned(1)	Percent of Class
More than 5%:
FMR LLC (2) 82 Devonshire Street, Boston, Massachusetts 02109	2,493,700	6.80%

Laddcap Value Partners L.P. (3) 650 Fifth Avenue, Suite 600 New York, New York 10019	2,382,863	6.50%

Management:
Harold S. Koplewicz, M.D.(4)	300,485	*
Robert B. Ladd, MBA, CFA(3)(5)	2,438,348	6.64%
Richard L. Taney, J.D. (6)	601,485	1.62%
Laura A. Philips, Ph.D., MBA (7)	206,485	*
Roger G. Stoll, Ph.D. (8)	115,485	*
Pamela R. Contag, Ph.D. (9)	80,485	*
Eamonn P. Hobbs (10)	500,000	1.35%
David A. McDonald (11)	133,336	*
Krishna Kandarpa, M.D., Ph.D. (12)	240,606	*
Jason Rifkin, J.D., M.B. (13)	92,802	*
Barbra Keck (14)	11,000	*
All current directors and executive officers as a group (13 people)(15):	4,846,515	12.65%

* Less than 1%

(1)
Except as indicated in these footnotes, the persons named in this table have sole voting and investment power with respect to all shares of common stock beneficially owned.  The number of shares beneficially owned by each person as of March 22, 2010 includes shares of common stock that such person has the right to acquire on or within 60 days after March 22, 2010 upon the exercise of stock options.  For each individual included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the 36,655,734 shares of common stock outstanding on March 22, 2010 plus the number of shares of common stock that such person or group has the right to acquire on or within 60 days after March 22, 2010.

(2)
FMR LLC, is a parent holding company. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, and a registered investment adviser, is the beneficial owner of 2,493,700 shares of Delcath common stock as a result of acting as investment adviser to various registered investment companies; one investment company, Fidelity Mid-Cap Stock Fund, owns 2,000,000 of such shares of Delcath common stock.  Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,493,700 shares owned by such funds.  Neither FMR LLC nor Edward C. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, such power resides with the respective funds' boards of trustees.  Fidelity carries out the voting of the shares under written guidelines established by the funds' boards of trustees.  The information in this footnote was derived from a Schedule 13G filed by FMR LLC with the Securities and Exchange Commission on February 16, 2010.

(3)
Robert Ladd, a director of Delcath, is the managing member of Laddcap Value Advisors LLC, which is the investment advisor of Laddcap Value Partners L.P (“Laddcap”). Mr. Ladd also serves as managing member of Laddcap Value Associates LLC, which is the general partner of Laddcap. Laddcap Value Advisors LLC, Laddcap Value Associates LLC  and Mr. Ladd share voting and dispositive power with respect to the shares of Delcath common stock beneficially owned by Laddcap Value Partners L.P. The information in this footnote was derived from a Schedule 13D filed by Laddcap Value Partners L.P. with the Securities and Exchange Commission on April 2, 2009.  Laddcap Value Partners L.P. has sole voting and dispositive power with respect to the 2,382,863 shares of Delcath common stock covered by the Schedule 13D. Laddcap Value Advisors LLC and Laddcap Value Associates LLC disclaim beneficial ownership of the shares of Delcath common stock covered by the Schedule 13D.  Mr. Ladd disclaims beneficial ownership of the shares of Delcath common stock covered by the Schedule 13D, other than 10,000 shares, which are included in the shares reported as beneficially owned by Mr. Ladd in this table.

(4)	Includes stock options to purchase 240,000 shares of common stock.
(5)	Includes stock options to purchase 40,000 shares of common stock.
(6)	Includes stock options to purchase 390,000 shares of common stock.
(7)
Includes 12,000 shares owned of record by Dr. Philips’ spouse with respect to which shares Dr. Philips disclaims beneficial ownership; 20,000 shares owned jointly by Dr. Philips and her spouse; and stock options to purchase 150,000 shares of common stock.

(8)	Consists of stock options to purchase 75,000 shares of common stock.
(9)	Consists of stock options to purchase 75,000 shares of common stock.
(10)	Includes stock options to purchase 400,000 shares of common stock.
(11)	Includes stock options to purchase 83,336 shares of common stock.
(12)	Includes stock options to purchase 56,000 shares of common stock.
(13)	Includes stock options to purchase 91,667 shares of common stock.
(14)	Includes 1,000 shares owned jointly with spouse and stock options to purchase 10,000 shares of common stock.
(15)	The number of shares beneficially owned by all current directors and executive officers as a group includes 1,661,001 shares of common stock issuable upon exercise of stock options.

CORPORATE GOVERNANCE

Board of Directors.  The Board of Directors oversees our business affairs and monitors the performance of management.  In accordance with our corporate governance principles, our Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with our Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, and other key executives and by reading the reports and other materials that management sends them and by participating in Board and committee meetings.  Our directors hold office until their successors have been elected and qualified unless the director resigns or is removed or by reason of death or other cause is unable to serve in the capacity of director.

Board Independence. The Board has determined that a majority of our directors, namely the directors standing for re-election: Harold S. Koplewicz, M.D. and Robert B. Ladd, and the continuing directors: Laura A. Philips, Roger G. Stoll and Pamela Contag are “independent” directors within the meaning of the NASDAQ listing rules.

Attendance. The Board of Directors met 13 times during the fiscal year ended December 31, 2009 (including regularly scheduled and special meetings).  During 2009, each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board (held during the period for which he or she served as a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served (held during the period that he or she served). It is the Company’s policy that, absent unusual or unforeseen circumstances, all directors are expected to attend annual meetings of stockholders, and all attended the Company’s 2009 Annual Meeting.

Board Leadership Structure. Our current leadership structure is comprised of an independent director serving as Chairman of the Board (Dr. Koplewicz), a Company employee serving as Chief Executive Officer and President (Mr. Hobbs) and strong, active independent directors serving on our Board committees.  We believe that this structure is appropriate for the Company because it allows one person, our CEO and President, to concentrate on the day-to-day operations of the Company and to speak for and lead the Company, while providing for effective oversight by an independent Chairman and Board.  The Chairman is responsible for the strategic operations of the Board and sets the agenda for and presides over Board Meetings. For a company like Delcath, that is focused on the development, approval and commercialization of a specialized product in an extremely technical, highly regulated and intensely competitive industry, we believe our CEO and President is in the best position to lead our management team and to respond to the current pressures and needs of a company at the stage of growth and development of Delcath.  Our Chairman, on the other hand, is in the best position to focus the Board’s attention on the broader issues of corporate governance.  We believe that splitting the roles of Chairman and CEO (and President) minimizes any potential conflicts that may result from combining the roles of CEO and Chairman, and maximizes the effectiveness of our management and governance processes to the benefit of our stockholders.

Board’s Role in Risk Oversight. The Board as a whole is responsible for risk oversight, with reviews in certain areas being conducted by the relevant Board committees.  Each of the Board’s committees oversees the management of risks associated with their respective areas of responsibility. In performing this oversight function, the committees are assisted by management which provides visibility about the identification, assessment and management of potential risks and management’s strategy to mitigate such risks. Key members of management responsible for a particular area report directly to the Board committee charged with oversight of the associated function, and if the circumstances require, the whole Board. The Board committees review various risk exposures with the full Board and otherwise keep the full Board abreast of the committees’ risk oversight activities throughout the year, as necessary or appropriate.

Board Committees. Our Board has three standing committees: a Compensation and Stock Option Committee, an Audit Committee and a Nominating and Corporate Governance Committee.

Compensation and Stock Option Committee. The Compensation and Stock Option Committee, or the “Compensation Committee”, assists the Board of Directors in the discharge of the Board’s responsibilities with respect to the compensation of the Company’s directors, executive officers, and other key employees and consultants.  As further described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation and Stock Option Committee establishes the overall compensation philosophy of the Company and is authorized to approve the compensation payable to our executive officers, including our named executive officers, and other key employees, including all perquisites, equity incentive awards, cash bonuses, and severance packages.  The Compensation Committee also administers certain of the Company’s employee benefit plans, including its equity incentive plans.

The current members of the Compensation and Stock Option Committee are Roger G. Stoll (Chair), Harold S. Koplewicz, M.D. and Robert B. Ladd, each of whom is “independent” within the meaning of the NASDAQ listing rules. During 2009, the Compensation and Stock Option Committee met seven times.  The charter of the Compensation and Stock Option Committee is available on the Company’s website, go to www.delcath.com, click on “Investors” and click on “Company Charters”.

Audit Committee. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities with respect to the Company’s financial statements, the Company’s system of internal accounting and financial controls and the independent audit of the Company’s financial statements. Functions of the Audit Committee include:

•	the selection, evaluation and, where appropriate, replacement of the Company’s outside auditors;

•	an annual review and evaluation of the qualifications, performance and independence of the Company’s outside auditors;

•	the approval of all auditing services and permitted non-audit services provided by the Company’s outside auditors;

•	the review of the adequacy and effectiveness of the Company’s accounting and internal controls over financial reporting; and

•	the review and discussion with management and the outside auditors of the Company’s financial statements to be filed with the Securities and Exchange Commission.

The current members of the Audit Committee are Laura A. Philips (Chair), Harold S. Koplewicz, M.D. and Robert B. Ladd, each of whom is “independent” within the meaning of the NASDAQ listing rules.  The Board has determined that Laura Philips and Robert Ladd each qualify as an “audit committee financial expert” as defined in the rules of Securities and Exchange Commission.  During 2009, the Audit Committee met five times.  The charter of the Audit Committee is available on the Company’s website, go to www.delcath.com, click on “Investors” and click on “Company Charters”.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, or “Nominating Committee”, is responsible for identifying individuals qualified to become Board members, and recommends to the Board the director nominees to be proposed by the Board for election by the stockholders (as well as any director nominees to be appointed by the Board to fill interim vacancies). The Nominating Committee also recommends the directors to be selected for membership on each Board committee. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board appropriate corporate governance guidelines and policies, and for leading the Board in its annual review of the Board’s performance.

The current members of the Nominating and Corporate Governance Committee are Pamela R. Contag (Chair), Laura A. Philips and Roger G. Stoll, each of whom is “independent”, within the meaning of the NASDAQ listing rules. During 2009, the Nominating and Corporate Governance Committee met five times.  The charter of the Nominating and Corporate Governance Committee is available on the Company’s website, go to www.delcath.com, click on “Investors” and click on “Company Charters”.

In considering candidates for the Board, the Nominating and Corporate Governance Committee considers  the entirety of each candidate’s credentials including, but not necessarily limited to, outstanding achievement in a candidate’s personal career, broad and relevant experience, integrity, sound and independent judgment, experience and knowledge of the business environment and markets in which the Company operates, business acumen, and willingness and ability to devote adequate time to Board duties.  The Nominating and Corporate Governance Committee considers the diversity of its members in the context of the Board as a whole, including the personal characteristics, experience and background of directors and nominees to facilitate Board deliberations that reflect a broad range of perspectives.

Recommendations by Stockholders of Director Nominees. The Nominating Committee will consider any recommendation by a stockholder of a candidate for nomination as a director. If a stockholder wants to recommend a director candidate for consideration by the Nominating Committee, the stockholder should submit the name of the proposed nominee, together with the reasons why the stockholder believes the election of the candidate would be beneficial to the Company and its stockholders and the information about the nominee that would be required in a proxy statement requesting proxies to vote in favor of the candidate. The stockholder’s submission must be accompanied by the written consent of the proposed nominee to being nominated by the Board and the candidate’s agreement to serve if nominated and elected.  Any such submission should be directed to the Nominating and Corporate Governance Committee at the Company’s principal office, 600 Fifth Avenue, 23rd Floor, New York, New York 10020.  If a stockholder intends to nominate a person for election to the Board of Directors at an annual meeting, the stockholder must provide the Company with written notice of his or her intention no later than the deadline for receiving a stockholder proposal for inclusion in the Company’s proxy statement for such meeting (as described below under the heading “Stockholder Proposals For  the 2011 Annual Meeting”), and must otherwise comply with our amended and restated certificate of incorporation.  Copies of any recommendation received in accordance with these procedures will be distributed to each member of the Nominating and Corporate Governance Committee. One or more members of the Nominating and Corporate Governance Committee may contact the proposed candidate to request additional information.

At the request of any director, the candidacy of a proposed director nominee will be considered by the full Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will not, however, be obligated to notify a stockholder who has recommended a candidate for consideration by the Nominating Committee as a director of the reasons for any action the Nominating Committee may or may not take with respect to such recommendation.

Stockholder Communications with the Board of Directors. Any stockholder wishing to communicate with the Board or with any specified director should address his or her communication to the Board of Directors or to the particular director(s) in care of the Corporate Secretary, Delcath Systems, Inc., 600 Fifth Avenue, 23rd Floor, New York, New York 10020.  All such written communication, other than items determined by our legal counsel to be inappropriate for submission to the intended recipient(s), will be submitted to the Board or to the particular director(s). Any stockholder communication not so delivered, will be made available upon request to any director. Examples of stockholder communications that would be considered inappropriate for submission include, without limitation, customer complaints, business solicitations, product promotions, job inquiries, junk mail and mass mailings, as well as material that is unduly hostile, threatening, illegal or similarly unsuitable.

Compensation Committee Interlocks and Insider Participation. The members of our Compensation and Stock Option Committee are: Roger G. Stoll (Chair), Harold S. Koplewicz, M.D. and Robert B. Ladd.  None of the members of the Compensation and Stock Option Committee is a current or former officer or employee of the Company, nor did any Compensation and Stock Option Committee member engage in any “related person” transaction that would be required to be disclosed under Item 404 of Regulation S-K. During 2009, none of the Company’s executive officers served on the compensation committee (or equivalent) or on the board of directors of another entity whose executive officers served on the Compensation and Stock Option Committee or the Company’s Board of Directors.

Transactions with Related Persons

Policy for Review and Approval of Related Person Transactions. The Company has adopted a written policy for the review and approval or ratification of transactions between the Company and Related Parties.  Under the policy, the Company’s Nominating and Corporate Governance Committee will review the material facts of proposed transactions involving the Company in which a Related Party will have a direct or indirect material interest.  The Committee will either approve or disapprove the Company’s entry into the transaction or, if advance approval is not feasible, will consider whether to ratify the transaction. The Committee may establish guidelines for ongoing transactions with a Related Party, and will review such transactions at least annually. If the aggregate amount of the transaction is expected to be less than $200,000, such approval or ratification may be made by the Chair of the Committee. In determining whether to approve or ratify a transaction with a Related Party, the Committee (or Chair) will consider, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party and the extent of the Related Party’s interest in the transaction.

Certain transactions are deemed pre-approved under the Policy, including compensation of executive officers and directors (except that employment of an immediate family member of an executive officer requires specific approval), and transactions with a company at which the Related Party’s only relationship is as a non-officer employee, director, or less than 10% owner if the aggregate amount involved does not exceed 2% of the company’s total annual revenues (or, in the case of charitable contributions by the Company, 2% of the charity’s total annual receipts). Pre-approval is not required if the amount involved in the transaction is not expected to exceed $120,000 in any calendar year.

For purposes of the policy, a Related Party is generally anyone who since the beginning of the last full fiscal year is or was an executive officer, director or director nominee, owner of more than 5% of the Common Stock, or immediate family member of any of such persons.

Related Person Transactions During Fiscal 2009.  No related person transactions occurred during fiscal 2009.

ELECTION OF DIRECTORS
(PROPOSAL ONE)

The Board of Directors of the Company currently consists of seven directors divided into three approximately equal classes. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes is elected each year to succeed the directors whose terms are expiring.

The nominees for director at the 2010 Annual Meeting are Harold S. Koplewicz, M.D. and Robert B. Ladd. Each of these nominees is currently a director and has been nominated by the Board of Directors, upon the recommendation of its Nominating and Corporate Governance Committee, to stand for election for a term expiring at the annual meeting of stockholders to be held in 2013. Each of these nominees has consented to being named in this Proxy Statement as a Board nominee and to serve if elected.  Should any of the nominees not remain a candidate for election at the date of the Annual Meeting, proxies will be voted in favor of the nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Information About Directors. The following table sets forth certain information regarding the directors standing for re-election and members of the Board of Directors of the Company whose terms will continue after the Annual Meeting.

Name	Age	Position(s) with the Company	Director Since	Director Class	Term Expires
Pamela R. Contag	52	Director	2008	II	2011
Eamonn P. Hobbs	51	President, Chief Executive Officer and Director	2008	II	2011
Harold S. Koplewicz	57	Chairman of the Board	2006	I	2010(1)
Robert B. Ladd	51	Director	2006	I	2010(1)
Laura A. Philips	52	Director	2007	III	2012
Roger G. Stoll	67	Director	2008	III	2012
Richard L. Taney	53	Director	2006	II	2011

(1)	Nominee for re-election at the 2010 Annual Meeting for a term expiring in 2013.

Set forth below is certain information with respect to the nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years.

Board Nominees.

Harold S. Koplewicz, M.D. was first appointed a director in  September 2006 and was appointed Chairman of the Board in February 2007. He is one of the nation’s leading child and adolescent psychiatrists, honoured by the American Psychiatric Association, the American Society for Adolescent Psychiatry, and the American Academy of Child & Adolescent Psychiatry. In May 2006, he was appointed by then-New York Governor George Pataki to the position of Director of the Nathan S. Kline Institute for Psychiatric Research, where he is the third person to hold this position since the institution’s founding in 1952. In 2007, Dr. Koplewicz became the first Vice Dean of External Affairs at the NYU Langone Medical Center. During his tenure, over $500 million in philanthropic support was raised for the Medical Center. Dr. Koplewicz founded the NYU Child Study Center in 1997 and served as its Director for twelve years. Under his leadership, the NYU Child Study Center made remarkable contributions to the field through expert clinical care, a robust research portfolio, and advocacy for child mental health. A graduate of Albert Einstein College of Medicine, Dr. Koplewicz completed his psychiatric residency at New York Hospital Westchester Division, a fellowship in Child Psychiatry at Columbia University’s College of Physicians and Surgeons, a NIMH Research Fellowship at the New York State Psychiatric Institute, and the Executive Program in Health Policy and Management at Harvard University’s School of Public Health. He has served as a member of the National Board of Medical Examiners and as a Commissioner of the New York State Commission on Youth, Crime and Violence and Reform of the Juvenile Justice System. Since 1997, he has been the Editor-in-Chief of the Journal of Child and Adolescent Psychopharmacology. He has also served as a member of the working group organized by the U.S. Assistant Surgeon General and the U.S. Department of Health and Human Services to address the effects of terrorism on children’s mental health. The Nominating and Corporate Governance Committee considered these qualifications, in addition to his leadership experience and valuable insights in the medical field, as well as the overall composition of the Board, in making the determination that Dr. Koplewicz should be a nominee for director of the Company.

Robert B. Ladd was first appointed a director in October 2006. Since January 2003, Mr. Ladd has served as the founder and managing member of Laddcap Value Associates LLC, the general partner of Laddcap Value Partners LP, an investment management company. From 1988 to November 2002, Mr. Ladd served as a Managing Director of Neuberger Berman, an investment management company, where his responsibilities included serving as a portfolio manager for various high net worth clients and as a securities analyst.  Mr. Ladd graduated from the University of Pennsylvania’s Wharton School with a B.S. in Economics in 1980.  He received his MBA from Northwestern University’s Kellogg School of Management in 1983. Mr. Ladd has also earned a CFA designation. Mr. Robert Ladd served on the Board of Directors of InFocus Corp. from 2007 to 2009, a former public company. The Nominating and Corporate Governance Committee considered these qualifications, in addition to his financial acumen and insights to the Board gained from his broad financial experience, as well as the overall composition of the Board, in making the determination that Mr. Ladd should be a nominee for director of the Company.

Continuing Directors.

Laura A. Philips, Ph.D., MBA was appointed as a director in May 2007. Dr. Philips currently serves on the Boards of Directors of: China Yongxin Pharmaceuticals Inc., where she serves on the compensation committee; Wellgen, Inc., where she serves on the audit committee; and Boyce Thompson Institute, where she serves as vice chair, chairs the compensation committee and serves on the audit and investment committees of that Board. Ms. Philips is also Chair Emeritus of the Board of Planned Parenthood of New York City. China Yongxin Pharmaceuticals is a publicly traded company. Wellgen Inc. is privately held. Dr. Philips is also currently a consultant for early stage companies. From 2003 to 2006, she was Chief Operating Officer and Acting Chief Financial Officer of NexGenix Pharmaceuticals. Prior to that, she was Vice President, Program Management for the AMDeC Foundation. Dr. Philips worked at Corning Incorporated from 1997 to 2002, where she held several positions including Program Director of the Fuel Cells Division. From 1994 to 1996, Dr. Philips held various government positions in Washington, D.C., most recently in a Presidential appointment as Senior Policy Advisor to Secretary of Commerce Ronald Brown. Dr. Philips was on the faculty of Cornell University in the Department of Chemistry from 1987 to 1994 and was an NIH Post-Doctoral Fellow at the University of Chicago. She received a B.A. in Chemistry from Williams College, a Ph.D. in Physical Chemistry from the University of California Berkeley and an MBA with Distinction from Cornell University’s Johnson School of Management. Dr. Philips’ scientific and business knowledge and financial aptitude contribute to full discussion and evaluation by the Board of its objectives and alternatives. Dr. Philips currently serves on several other boards, including both public and private companies. The Nominating and Corporate Governance Committee considered these qualifications, in addition to her financial expertise and audit committee experience, as well as the overall composition of the Board, in making the determination that Dr. Philips should serve as a director of the Company.

Roger G. Stoll, Ph.D. was appointed as a director in December 2008.  From 2002 to 2008, he served as Chief Executive Officer and President of Cortex Pharmaceuticals, Inc., a publicly traded company, where he was appointed Executive Chairman in August 2008. From 2001 to 2002, he was a consultant to several east coast venture capital firms and startup ventures.  From 1998 to 2001, he was Executive Vice President of Fresenius Medical Care-North America, in charge of the dialysis products division and the diagnostic systems business units, which included hemodialysis machines and dialysis filters equipment.  From 1991 to 1998, Dr. Stoll was Chief Executive of Ohmeda, a global leader in anesthesia pharmaceuticals and related operating room equipment and devices.  He also served on the boards of directors of St. Jude Medical and the BOC Group, plc.  From 1986 to 1991, Dr. Stoll held several executive management positions at Bayer, AG, including Executive Vice-President and General Manager for the worldwide Diagnostic Business Group.  Prior to that, Dr. Stoll worked for American Hospital Supply Corp., where he rose from Director of Clinical Pharmacology to President of its American Critical Care Division.  He began his pharmaceutical career at the Upjohn Company in 1972.  Dr. Stoll obtained his B.S. in Pharmacy from Ferris State University, obtained a Ph.D. in Biopharmaceutics and Drug Metabolism at the University of Connecticut, and was a post-doctoral fellow for two years at the University of Michigan.  Dr. Stoll also serves on the board of directors of Chelsea Therapeutics and School of Pharmacy Advisory Board of the University of Connecticut. Dr. Stoll currently serves on the Board of Directors of Chelsea Therapeutics International, Ltd., a publicly traded company, and is a member of that Board’s audit committee, his service commenced in 2008. The Nominating and Corporate Governance Committee considered these qualifications, in addition to his relevant management and pharmaceutical experience, as well as the overall composition of the Board, in making the determination that Dr. Stoll should serve as a director of the Company.

Eamonn P. Hobbs was appointed President and Chief Executive Officer of Delcath in July 2009 and has been a director of the Company since October 2008. He has over 25 years of experience in the interventional radiology, interventional cardiology and gastroenterology medical device industries. From 1988 until 2009, Mr. Hobbs was President and CEO of AngioDynamics, Inc. In 2004, AngioDynamics was spun off from E-Z-EM, Inc., a healthcare company focused on diagnostic technologies, where Mr. Hobbs served as Senior Vice-President since 1988. Before his involvement with these companies, Mr. Hobbs was the Director of Marketing and Product Development at NAMIC, Founder, President and CEO of Hobbs Medical, Inc., and a Product Development Engineer at Cook Incorporated. He received a Bachelor of Science in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts, Lowell in 1980. In addition, since 2001, Mr. Hobbs has served as the only industry member of the strategic planning committee of the Society of Interventional Radiology, was elected to and served from 2002 to 2008 on the Board of Directors of the Society of Interventional Radiology Foundation (SIRF) and is currently Vice Chairman of the Medical Device Manufacturers Association (MDMA). Mr. Hobbs currently serves on the Board of Directors of Antares Pharma Co., a publicly traded company, and is a member of that Board’s audit committee, his service commenced in August 2009. Mr. Hobbs also served on the Board of Directors of AngioDynamics, Inc., a publicly traded company from 1988 to 2009.  In 2010, Mr. Hobbs also joined the Board of Directors of Cappella Cardiovascular Innovations, Inc. The Nominating and Corporate Governance Committee considered these qualifications, in addition to his public company and medical device experience, together with his knowledge of drug/device combination products and marketing, provide valuable perspective and insight, as well as the overall composition of the Board, in making the determination that Mr. Hobbs should serve as a director of the Company.

Pamela R. Contag, Ph.D. was appointed a director in December 2008. Dr. Contag founded ConcentRx Corp., a developer of cell based cancer therapies and currently serves as Chairman and CEO. Prior to starting ConcentRx she founded Cobalt Technologies, where she served as CEO and Chairman from 2006 to 2008. Cobalt specializes in biofuel production from microbes and won an award for one the top 20 cleantech in 2008. Prior to Cobalt, she founded Xenogen Corporation, which specializes in technology and services for preclinical drug development and testing, where she served as President and Director from 1995 to 2006. Xenogen, which went public in 2004, was acquired in 2006 by Caliper Life Sciences. Xenogen was listed as one of the “Top 25 Young Businesses” by Fortune Small Business and twice received the “R&D 100 Award.” Dr. Contag was also recognized as one of the “Top 25 Women in Small Business” by Fortune magazine. Dr. Contag received her Ph.D. in Microbiology and Immunology from the University of Minnesota Medical School and completed her postdoctoral training at Stanford University School of Medicine. Dr. Contag is a consulting Professor at the Stanford School of Medicine and is widely published in the field of non-invasive molecular and cellular imaging including 35 patents.  The Nominating and Corporate Governance Committee considered these qualifications, in addition to her significant scientific experience and strong management, organizational and leadership skills, as well as the overall composition of the Board, in making the determination that Dr. Contag should serve as a director of the Company.

Richard L. Taney, J.D. was first appointed a director in November 2006. Mr. Taney served as our Chief Executive Officer from December 2006 until July 2009 and our President from April 2007 until July 2009 and is currently an independent consultant. Mr. Taney was a founding partner of Sandpiper Capital Partners, an investment partnership that focuses on private equity investments and advisory work for privately held companies involved in a variety of emerging technologies, and managing partner from March 2003 until December 2006. In 1999, he founded T2 Capital Management, LLC, an investment management company and was the managing member until December 2004. Prior to establishing his money management ventures, he spent 20 years advising and managing assets for high net worth and institutional clients, at Salomon Brothers, Goldman Sachs and most recently as Managing Director of Banc of America Securities. He earned his B.A. from Tufts University and his J.D. from Temple University School of Law. The Nominating and Corporate Governance Committee considered these qualifications, in addition to his tenure on our Board and as the Company’s previous Chief Executive Officer in order to provide a historic perspective and ongoing insight for the Board, Mr. Taney’s financial expertise, as well as the overall composition of the Board, in making the determination that Mr. Taney should serve as a director of the Company.

Director Compensation. During 2009, Delcath’s non-employee directors received: a cash retainer of $5,000 per quarter (payable in arrears); $1,000 for each Board and committee meeting attended; $2,500 per quarter to the Chairman of the Board and the Chair of each committee; and reimbursement for reasonable travel expenses.  In addition, our non-employee directors are eligible to receive equity awards under our 2009 Stock Incentive Plan.

The following table shows the compensation paid to our non-employee directors for the fiscal year ended December 31, 2009.

Director Compensation for 2009

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Harold S. Koplewicz, M.D.	$ 54,000	$ 30,003	$ 84,003
Robert B. Ladd	47,000	30,003	77,003
Laura A. Philips, Ph.D., MBA	53,000	30,003	83,003
Pamela R. Contag, Ph.D.	48,000	30,003	78,003
Roger G. Stoll, Ph.D.	52,000	30,003	82,003
Richard Taney(2)	16,000	30,003	46,003
Eamonn P. Hobbs(2)	19,000	−	19,000

(1)
The amounts included in the “Stock Awards” column represents the grant date fair value for each director’s restricted stock awards granted during fiscal 2009, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) – 5,485 shares of restricted stock each at $5.47, the closing price of Delcath’s common stock on December 10, 2009.

(2)
Mr. Hobbs served as a non-employee director until July 6, 2009, when he was appointed President and CEO of the Company.  Mr. Taney resigned as President and CEO of the Company effective July 6, 2009, and subsequent to his resignation began receiving fees and awards as a non-employee director.

Effective as of January 1, 2010, non-employee directors receive: a cash retainer of $6,000 per quarter (payable in arrears); $1,000 for each Board and committee meeting attended in person; $500 for each Board and committee meeting attended telephonically; $3,000 per quarter to the Chairman of the Board and to the Chair of the Nominating and Corporate Governance Committee and Compensation and Stock Option Committee; and $4,000 per quarter to the Chair of the Audit Committee.

Our non-employee directors are also covered by the Company’s directors and officer insurance, and each of our directors and executive officers is a party to an indemnification agreement with us. The indemnification agreements require the Company to hold harmless and to indemnify each indemnitee to the fullest extent authorized or permitted by the Delaware General Corporation Law, the Company’s amended and restated certificate of incorporation and amended and restated bylaws, subject to specified limitations. The indemnification agreements also provide for the advancement of reasonable litigation expenses to an indemnitee, subject to the requirement that the indemnitee reimburse the Company for such expenses if it is ultimately determined that the indemnitee is not entitled to such indemnification.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table provides information concerning the current executive officers of Delcath.

Name	Age	Office Currently Held
Eamonn P. Hobbs (1)	51	President and Chief Executive Officer
David A. McDonald	49	Chief Financial Officer
Agustin V. Gago	50	Executive Vice President, Global Sales and Marketing
Krishna Kandarpa, M.D., Ph.D.	59	Executive Vice President, Research and Development, and Chief Medical Officer
John Purpura	48	Executive Vice President, Regulatory Affairs and Quality Assurance
Barbra Keck	32	Vice President, Controller

(1)	Information about Mr. Hobbs is provided under the heading “Information about Directors – Continuing Directors.”

The following is a brief description of the business experience of the following officers:

David A. McDonald joined Delcath as Chief Financial Officer in September 2009. He was formerly the Senior Vice President of Business Development at AngioDynamics, Inc., where he led the company’s business development activities. Mr. McDonald founded Minneapolis-based Cornerstone Healthcare Advisors LLC in April 2005, which he led until joining AngioDynamics in July 2008. At Cornerstone he provided advisory and consulting services to emerging medical technology companies and their financial sponsors. Prior to 2005, Mr. McDonald was a Managing Director and leader of Medical Technology Investment Banking at RBC Capital Markets. Before his involvement with these companies, Mr. McDonald was a Senior Vice President and Equity Portfolio Manager at Investment Advisers, Inc. as well as a research analyst covering the healthcare industry for more than a dozen years. He received a Bachelor of Arts Degree in Economics from St. Olaf College in Northfield, Minnesota in 1982.

Agustin V. Gago joined Delcath as Executive Vice President for Global Sales and Marketing in November 2009.  Prior to joining Delcath, he was Vice President for International Oncology Surgery Sales at AngioDynamics, Inc., since 2008.  From 2002 to 2008, he was Vice President for the Global GI Business Unit at E-Z-EM, Inc., and from 1998 to 2002 he was Vice President of International Operations at E-Z-EM, Inc. Mr. Gago earned his B.S. in Business Management at Hofstra University and diplomas in International and Export Practices at universities overseas.

Krishna Kandarpa, M.D., Ph.D. joined Delcath as Executive Vice President, Research and Development and Chief Medical Officer in October 2009. Prior to joining Delcath, from 2002 to 2009, he was a tenured Professor and former Chair of the Department of Radiology at the University of Massachusetts Medical School (UMMS) and Radiologist-in-Chief at the University of Massachusetts Memorial Medical Center. Before joining the University of Massachusetts Memorial Medical Center in 2002, he was at the Weill Medical College of Cornell University, where he was a Professor of Radiology and Chief of Service and Director of the Division of Cardiovascular & Interventional Radiology at The New York Presbyterian Hospital (Cornell). He was also a faculty member at the Harvard-Massachusetts Institute of Technology, Division of Health Sciences and Technology from 1987 to 1998. Before deciding to attend medical school at the University of Miami, Dr. Kandarpa was a Research and Development Engineer at Duracell International Laboratory for Physical Science. He earned a Ph.D. in Engineering Science & Mechanics from Penn State University and a B.S. in Aerospace & Mechanical Engineering from Washington University (St. Louis). Dr. Kandarpa is past-President (1997-2001) and past-Chair (2001-2002) of the Cardiovascular & Interventional Radiology Research and Education Foundation (CIRREF) of the Society of Interventional Radiology (SIR). He completed his final term on the Board of Directors of the Academy of Radiology Research in 2007. Dr. Kandarpa has authored over 50 original peer-reviewed scientific publications, including book chapters and solicited review articles, and is the author/editor of several specialized books, including The Handbook of Interventional Radiologic Procedures, and a new textbook entitled Peripheral Vascular Interventions (2008), which will be available in Chinese this year.

John Purpura joined Delcath as Executive Vice President for Global Sales and Marketing in November 2009.  Prior to joining Delcath, he was with E-Z-EM, Inc. as Vice President and then Executive Director of International Regulatory Affairs from 2007 to 2008 and Head of Regulatory Affairs for North America and Latin America from 2008 to 2009.  Prior to E-Z-EM, Inc., Mr. Purpura had an 11 year career with Sanofi-Aventis, ultimately serving as Associate Vice President for Regulatory CMC from 2005 to 2007.  From 1985 to 1995, he had various quality and regulatory management roles with Bolar Pharmaceuticals, Luitpold Pharmaceuticals and Eon Labs Manufacturing.  He earned his MS in Management & Policy and B.S. degrees in Chemistry and Biology at the State University of New York at Stony Brook.

Barbra Keck joined Delcath as Controller in January 2009 and promoted to Vice President in October 2009. Prior to joining Delcath, she was an audit assistant with Deloitte & Touche, LLP from August 2008 to December 2008. From June 2006 to August 2008, Ms. Keck was the Assistant to the Vice President and Dean of Baruch College, Zicklin School of Business, and from September 2005 to May 2006 she was the Donor Relations and Communications Manager for Young Audiences New York. From 2002 to 2005, Ms. Keck was the Manager, UD Arts Series at the University of Dayton, where she also served as the Manager, Arts and Cultural Events from 1999 to 2002. Between those positions, from 2002 to 2003, she was the Director of Teacher Programs at the Muse Machine. Ms. Keck served as the General Manager of Dayton Bach Society and the Manager of UD Arts Series from 1999 to 2002. She earned her MBA in Accountancy from Baruch College and Bachelor of Music in Music Education from the University of Dayton.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis

Compensation Philosophy and Objectives.  Our Compensation and Stock Option Committee, or “Compensation Committee,” is responsible for formulating and establishing our overall compensation philosophy with respect to our directors, executive officers, including our named executive officers, other key employees and consultants.  The Company believes that a strong management team comprised of the most talented individuals in key positions at Delcath is critical to the development and growth of the Company.  Accordingly, a key objective of executive compensation is to attract and retain such individuals, while motivating them to perform and make decisions consistent with the Company’s operating goals and objectives and culture.  In furtherance of this objective, we believe that it is vital that our executive compensation be performance-based, as well as competitive with compensation paid to executive officers who are similarly situated to our named executive officers, in order to align a significant portion of each executive’s total compensation with the annual and long-term performance of the Company and the interests of the Company’s stockholders.

In consideration of the Company’s new management team, retained during the last half of 2009, the Compensation Committee intends to develop more specific and individualized performance objectives, expected to include both corporate financial and strategic objectives, as well as specific performance objectives for each named executive officer, in order to enhance the Company’s compensation practices to encourage and reward our executives who achieve pre-determined milestones so as to promote our  growth and increase stockholder value.

Role of Executive Officers in Determining Compensation.  The Compensation Committee, based on input from the Company’s CEO, determines the compensation of our executive officers.  The CEO assists the Compensation Committee by providing performance assessments and compensation recommendations for each of the Company’s executive officers, including the named executive officers (other than the CEO).  Except for Mr. Hobbs’ negotiation with the Company prior to his employment, the CEO does not participate in the formulation or discussion of his compensation.

Role of Compensation Consultant in 2010 Compensation Planning.  The Compensation Committee recently retained Pearl Meyer & Partners, LLC (“PM&P”), as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and setting executive officers’ compensation in the future.  PM&P reports directly to the Compensation Committee, and PM&P is not permitted to perform services for management unless approved by the Compensation Committee.  PM&P was engaged to assist the Compensation Committee in designing and developing a short-term incentive plan and to evaluate Delcath’s long-term incentive plan, specifically with respect to its competitiveness, participation, plan design and financial impact on the Company and its executives.  With the engagement of PM&P, the Compensation Committee expects to obtain advice and feedback related to maintaining programs that provide compensation opportunities for executives to enable the Company to fulfill its compensation objectives set forth above.

The Compensation Committee will consider the information provided by PM&P, as well as input from members of the Board and management, when making decisions or recommendations to the full Board regarding executive compensation.

Elements of Executive Compensation

The three components of the compensation program for named executive officers are base salary, annual cash incentive compensation and long-term equity-based incentive awards in the form of stock options and restricted stock awards.  These components are administered with the goal of providing total compensation that is competitive in the marketplace, while recognizing meaningful differences in individual performance and offering the opportunity to earn superior rewards when merited by individual and corporate performance.

The Compensation Committee’s policy is to establish ranges for base salary, annual cash incentive compensation and long term, equity-based incentive awards for named executive officers, including the CEO, with consideration to the compensation paid by similarly-situated companies, which include publicly-traded companies of similar structure and stage of development in the healthcare industry as the Company. The Compensation Committee believes an understanding of the compensation practices of companies with whom the Company competes for talent is important information for purposes of determining the type and mix of compensation components and target compensation levels. Accordingly, the Compensation Committee periodically obtains and evaluates surveys used for benchmarking compensation.  In 2009, the Compensation Committee used the Radford Life Sciences Survey to determine competitive market practices within the industry, and this information, in combination with other factors, such as an individual’s particular expertise, and experience in and knowledge of the healthcare industry, the Company’s need to secure the employment of an individual(s) having a particular skill, expertise and/or knowledge in a particular area and the number of qualified candidates available to the Company. The Compensation Committee did not attach any particular weight to the survey information or factors it considered in establishing the compensation paid to our named executive officers, rather, the Compensation Committee made its determination based on the total mix of information available to it, and the particular individual and position.

Base salary. Base salary is determined based on two factors. The first is an evaluation by the Compensation Committee of the salaries paid in the marketplace to executives with similar responsibilities, and the second is the executive’s unique role, job performance and other circumstances.  Evaluating both of these factors allows the Company to offer a competitive total compensation value to each individual executive officer taking into account the unique attributes of, and circumstances relating to, each individual, as well as marketplace factors, such as the specialized nature of the healthcare industry and the unknown elements and risks associated with employment by a development stage company. This allows the Company to meet its objective of offering a competitive total compensation value, while attracting and retaining key personnel.

Mr. Taney’s base salary for 2009 was $396,000 per year, which is the same base salary paid in 2008.  Mr. Taney served as the Company’s CEO from December 2006 until his resignation as of July 6, 2009.

Mr. Hobbs’ base salary for 2009 was $425,000 per year, which is the amount provided for under his employment agreement.  The Compensation Committee believes that this base salary is reasonable in light of Mr. Hobbs’ qualifications and the Company’s need to hire a CEO with experience in the healthcare industry.  Mr. Hobbs’ employment was effective as of July 6, 2009.  The terms of his employment agreement are discussed in the section entitled “Employment Agreements.”

Mr. McDonald’s base salary for 2009 was $325,000 per year, which is the amount provided for under his employment agreement.  The Compensation Committee believes that this base salary is reasonable in light of Mr. McDonald’s qualifications and the Company’s need to hire a CFO with experience in the healthcare industry.  Mr. McDonald’s employment was effective as of September 14, 2009. The terms of his employment agreement are discussed in the section entitled “Employment Agreements.”

Dr. Kandarpa’s base salary for 2009 was $375,000 per year, which is the amount provided for under his employment agreement.  The Compensation Committee believes that this base salary is reasonable in light of Dr. Kandarpa’s qualifications and the Company’s need to hire a Chief Medical Officer to guide the development of the Delcath PHP System. Dr. Kandarpa’s employment was effective as of October 20, 2009. The terms of his employment agreement are discussed in the section entitled “Employment Agreements.”

Mr. Rifkin’s annual base salary from January to October 2009 was $185,000. In recognition of Mr. Rifkin’s outstanding job performance and industry knowledge and expertise, which were key to the Company achieving certain of its goals and objectives during 2009, his annual base salary was increased in October 2009 to $225,000, and he was awarded an incentive cash bonus of $67,500 (paid in fiscal 2010). Mr. Rifkin does not have an employment agreement with the Company.

Ms. Keck’s annual base salary from January to October 2009 was $75,000. In recognition of Ms. Keck’s outstanding job performance and financial expertise, which were key to the Company achieving certain of its goals and objectives during 2009, her annual base salary was increased in October 2009 to $125,000, and she was awarded an incentive cash bonus of $37,500 (paid in fiscal 2010).  Ms. Keck does not have an employment agreement with the Company.

Annual Incentive Compensation. Annual incentive compensation is intended to establish a direct correlation between annual awards and the performance of the Company.  Prior to 2009, the Company generally did not grant annual incentive bonuses to its named executive officers.  However, the employment agreements for Mr. Hobbs, Mr. McDonald and Dr. Kandarpa provide for annual incentive cash bonuses in 2010. The target bonus levels for each of Mr. Hobbs, Mr. McDonald and Dr. Kandarpa are: 50%, 30% and 35%, respectively, of each such named executive officer’s annual base salary, based upon the satisfaction of performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) reasonably established by the Compensation Committee. Determination of whether performance objectives are met and whether bonuses should be paid, and, if so, the amount, is made by the Compensation Committee.

Mr. Taney received an $80,000 cash bonus in 2009 in recognition of his prior service as President and Chief Executive Officer of the Company.  Further, and consistent with the Compensation Committee’s intention to develop a more deliberate and measured compensation practice, with specific and individualized performance objectives, and in an effort to move the Company’s compensation practice in the direction of a “manage by objectives format”, that is singular in focus and quantifies performance objectives, each of the following named executive officers was paid (in fiscal 2010) a pro rata portion of their incentive bonuses.  The Compensation Committee determined that these pro rata bonus amounts were earned in 2009 in consideration of Mr. Hobbs’ ($100,000), Mr. McDonald’s ($30,000) and Dr. Kandarpa’s ($23,500) individual efforts, knowledge, expertise and experience in the healthcare industry and their individual job performance, which individually and in the aggregate resulted in the Company’s achievement of certain goals and objectives in furtherance of its growth and development in the industry.

Long-Term Compensation.  Long-term compensation is an area of emphasis in the Company’s strategy to compensate its named executive officers, as this will align a significant portion of each executive’s total compensation with the long-term performance of the Company and the interests of the Company’s stockholders.

In 2004, the Company adopted the 2004 Stock Incentive Plan, or the 2004 Plan.  In 2009, the Company adopted the 2009 Stock Incentive Plan, or the 2009 Plan, and collectively with the 2004 Plan, the Plans.  The Plans, which were approved by the Company’s stockholders, provide for the grant of incentive awards, including performance share awards, performance unit awards, restricted stock awards and restricted stock unit awards, as well as incentive and non-qualified stock options and stock appreciation rights.  To date, the Compensation Committee has made grants of stock options and restricted stock awards.  In the future, it expects to continue offering awards under the 2009 Plan in order to align our named executive officers’ decision making and performance with the Company’s long-term operating goals in order to build shareholder value and to reward these individuals for their contribution to the Company’s performance.

In 2009, the Company used long-term equity grants as an incentive for the newly hired executive officers to join the Company.  Equity grants were made to Mr. Hobbs, Mr. McDonald and Dr. Kandarpa in order to align their interests with the Company’s stockholders.  Mr. Hobbs was granted an option under the Plans to purchase 800,000 shares of the Company’s common stock.  Mr. McDonald was granted an option under the 2009 Plan to purchase 250,000 shares of the Company’s common stock and was granted 50,000 shares of restricted stock. Dr. Kandarpa was granted an option under the 2009 Plan to purchase 100,000 shares of the Company’s common stock and was granted 200,000 shares of restricted stock.

Equity grant practices were high in 2009 as a result of our retaining the services of highly skilled, qualified executive officers; however, it is the Company’s intention that over the next three fiscal years, beginning with fiscal 2010, it will not grant equity awards under the 2009 Plan at an average rate greater than 4% (based on the average of the 2009 and 2010 allowable industry standard annual burn rates) of the number of shares of our common stock that we believe will be outstanding over such three year period.  For purposes of calculating the number of shares granted in a year, any full value awards will count as more than 1 based on the Company's stock price volatility factor.

The long-term equity awards made to other executive officers in 2009 have primarily been in the form of stock options and restricted stock awards. This is because the Company believes that stock options directly align the value of the benefit being provided to the executive officers with stockholder interests, since an optionee realizes no value unless the stock price increases.  Options are generally exercisable over a three-year term.  For executive officers other than the CEO, the Compensation Committee determines the number of options to grant based on its consideration of awards of similarly situated companies and in keeping with the Company’s objective of offering a competitive total compensation value.  With regards to Dr. Kandarpa, his employment agreement provides for a minimum annual bonus of an option to purchase 50,000 shares.  The Compensation Committee will determine if Dr. Kandarpa will be entitled to additional equity grants based upon the criteria used for the other executive officers.  No other employment agreement with the Company provides for any such guaranteed benefit.

Stock option grants generally are made to each named executive officer upon his or her joining the Company and satisfying the requirements for eligibility under the Plans, with additional grants being made annually as determined by the Compensation Committee.  Stock options granted under the Plans generally have a three-year vesting schedule and generally expire 10 years from the date of grant.  In the event of the named executive officer’s termination of employment, all of his or her unvested options will be forfeited.  The exercise price of options granted under the Plans must be at least 100% of the fair market value of the underlying stock on the date of grant. The number of stock options granted to each named executive officer is generally based upon several factors, including the named executive officer’s position with the Company, salary and performance, and are targeted to approximate the grants made, on average, by similarly situated companies to executives with similar responsibilities.  The number and value of the option grants during fiscal 2009 are presented in the table titled Grant of Plan-Based Awards.

In addition, grants of restricted stock awards may also be made to each named executive officer upon his or her joining the Company and satisfying the requirements for eligibility under the Plans, with additional grants being determined by the Compensation Committee.  Restricted stock awards typically have a three-year vesting schedule and are conditioned, among other things, upon the employee remaining active with the Company through the vesting dates.

The Company does not backdate options or grant options retrospectively.  In addition, the Company does not coordinate grants of options so that they are made before announcements of favorable information, or after announcement of unfavorable information.  The Company’s options are granted at fair market value on a fixed date with all required approvals obtained in advance of or on the actual grant date.  All grants to executive officers require the approval of the Compensation Committee.  The exercise price of the stock options is determined as the closing price of a share of the Company’s common stock on The NASDAQ Capital Market on the date of grant.

Currently, the Company has not adopted a policy which requires its named executive officers to own a certain number of the Company’s securities.

Please see the Summary Compensation Table and the Grants of Plan-Based Awards table presented in this Proxy Statement and the accompanying narrative disclosure for more information regarding the number and value of the stock option and restricted stock awards received by each of the named executives.

Additional Benefits; 401(k) Plan.  All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace. These benefits and related plans help ensure that the Company has a productive and focused workforce. The Company utilizes a 401(k) savings plan to enable employees to plan and save for retirement.  The Company does not provide matching contributions.

Other Compensation. As a development stage company, the Company does not have pension or deferred compensation plans or arrangements.

CEO Compensation.  The Compensation Committee evaluates, at least annually, the performance of our CEO and recommends to the Board for approval the CEO’s annual compensation including base salary, bonus and equity-based compensation.

For the period January 1, 2009 – July 6, 2009, Mr. Taney served as President and CEO of the Company.  On July 2, 2007, the Company entered into an employment agreement with Mr. Taney, which provided for Mr. Taney to serve the Company as its CEO through July 1, 2009. Mr. Taney resigned from employment with the Company as of July 6, 2009.  The Company entered into a separation and general release agreement with Mr. Taney on July 5, 2009, which provided for a cash severance payment of $396,000 and a bonus payment of $80,000.  During his service as CEO in 2009, Mr. Taney’s base salary and bonus compensation were determined in accordance with the criteria described above for other named executive officers.

Effective July 6, 2009, the Company entered into an employment agreement with Mr. Hobbs which provides for his employment through July 6, 2011. The employment agreement provides for a one time special bonus of $175,000 to cover moving expenses and a gross-up to cover tax expenses.  Mr. Hobbs is entitled to receive an incentive cash bonus on the anniversary of his employment date during each year of his agreement, targeted to equal 50% of his total base salary paid during the preceding 12 months, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) reasonably established with respect to that particular year by the Compensation Committee. No incentive bonus shall be paid unless the applicable performance objectives have been attained, and the Compensation Committee shall determine whether an incentive bonus is merited in any given period. Mr. Hobbs shall not be entitled to an incentive bonus for any year in which his employment is terminated for cause. As described above, the Compensation Committee determined that a pro rata portion of Mr. Hobbs’ annual bonus was earned in 2009 ($100,000) in consideration of Mr. Hobbs individual efforts, knowledge, business and operational expertise and experience in the healthcare industry and his outstanding job performance, which were key to the Company’s achievement of certain goals and objectives in furtherance of its growth and development in the industry.

Pursuant to his employment agreement, in July 2009, Mr. Hobbs received an option award under the 2004 Plan and 2009 Plan to purchase 850,000 shares of the Company’s common stock at the market price on the date of grant in connection with his hiring, of which 800,000 were granted in July 2009.  In January 2010, Mr. Hobbs was granted an option under the 2009 Plan to purchase 50,000 shares of the Company’s common stock at the market price on the date of grant.

For information regarding additional terms of Messrs. Hobbs’ and Taney’s employment agreements, as well as the terms of the employment agreements with the other named executive officers, please see the section entitled “Employment Agreements.”

Change of Control Provisions.  The options granted to Ms. Keck, Mr. Rifkin, Dr. Kandarpa, and Mr. Hobbs, as well as the restricted stock granted to Dr. Kandarpa, are subject to immediate vesting in the event of a “Change of Control,” as defined in the Plans.  There are no other change of control agreements or arrangements currently in effect for the named executive officers.

Internal Revenue Code Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the Chief Executive Officer and each of the four other highest paid executive officers, excluding performance-based compensation.  It is the Company’s intention that any stock options and stock appreciation rights (SARs) granted under its 2009 Stock Incentive Plan will qualify as performance-based under Section 162(m).

Compensation and Stock Option Committee Report

The Compensation and Stock Option Committee of the Board of Directors has reviewed and discussed the foregoing “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and these discussions, the Compensation and Stock Option Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Submitted by the Compensation and Stock Option Committee of the Board of Directors,

Roger G. Stoll, Chair
Harold S. Koplewicz, M.D.
Robert B. Ladd

Summary Compensation Table. The following table sets forth the total compensation of the Company’s named executive officers for the fiscal years ended December 31, 2009, 2008, and 2007 during which they served in such capacities. The Company’s named executive officers are (i) those persons who were, during fiscal 2009, our CEO (Eamonn P. Hobbs from July 6, 2009, and Richard Taney to July 6, 2009), (ii) those persons who were, during fiscal 2009, our principal financial officers (David A. McDonald, our CFO, from September 14, 2009, and Barbra Keck, our Vice President, Controller, to September 14, 2009), and (iii) those persons who were, at the end of fiscal 2009, our most highly compensated executive officers other than our CEO, CFO and Vice President, Controller.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	All Other Compensation	Total
Richard Taney Former President, CEO and Treasurer(3) (10)	2009 2008 2007	$200,966 396,000 373,000	$ − 60,000 −	$117,753 108,100 211,000	$117,785 87,904 225,500	$517,000(2) 75,000(4) −	$953,503 727,004 809,500
Jason Rifkin Senior Vice President Clinical Operations and Corporate Secretary(5)	2009 2008 2007	193,279 150,000 87,500	67,500 − −	− − −	273,612 20,204 32,106	− − −	534,391 170,204 119,606
David A. McDonald Chief Financial Officer(6)	2009	97,254	30,000	196,000	645,175	125,000	1,093,428
Eamonn P. Hobbs President, CEO and Director(7)(10)	2009	207,670	100,000	−	1,823,079	194,000	2,324,749
Krishna Kandarpa, M.D., Ph.D. Executive Vice President, Research & Development, and Chief Medical Officer(8)	2009	75,284	23,500	1,218,000	400,630	199,910	1,917,324
Barbra Keck, Vice President Controller(9)	2009	86,018	37,500	−	292,234	−	415,751

(1)
The amounts included in the “Stock Awards” column and the “Option Awards” column represent the grant date fair value of restricted stock awards and the grant date fair value of stock option awards granted to our named executive officers, calculated in accordance FASB ASC Topic 718. We caution that the amounts reported for these awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on the Company’s stock price and the named executive officer’s continued employment. For a discussion of the valuation assumptions used to calculate these amounts, see Note 3 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2)	Includes a one-time severance payment of $396,000, a bonus of $80,000 and a $25,000 reimbursement for the payment of taxes associated with a stock grant.
(3)	Mr. Taney resigned as President and CEO on July 6, 2009.
(4)	Includes reimbursement for payment of taxes associated with stock grant.
(5)	Mr. Rifkin’s employment began on June 1, 2007.
(6)	Mr. McDonald’s employment began on September 14, 2009. The amount included in the “All Other Compensation” column reflects a bonus paid to Mr. McDonald to cover relocation expenses.
(7)
Mr. Hobbs’ service as President and CEO began on July 6, 2009.  The amount included in the “All Other Compensation” column reflects a bonus paid to Mr. Hobbs to cover relocation expenses and a gross-up to cover tax expenses.

(8)
Dr. Kandarpa’s employment began on October 20, 2009.  The amount included in the “All Other Compensation” column reflects a bonus paid to Dr. Kandarpa to cover relocation expenses and a gross-up to cover tax expenses.

(9)	Ms. Keck’s employment began on January 5, 2009.
(10)
The amounts included in the “Stock Awards” column, the “All Other Compensation” column and the “Total” column for Mr. Taney and Mr. Hobbs includes fees paid and the aggregate fair market value of stock awards granted to them in their capacities as non-employee directors of the Company.  Mr. Taney from July 6, 2009 (fees: $16,000, grant date fair value of stock awards $30,003) and Mr. Hobbs to July 6, 2009 (fees: $19,000).  This information is also set forth in the “Director Compensation for 2009” table above.

Grants of Plan-Based Awards in 2009.  The following table sets forth grants of plan-based awards made during the fiscal year ended December 31, 2009 to the named executive officers. Such grants were made under the Company’s 2009 Stock Incentive Plan and 2004 Stock Incentive Plan.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Richard Taney	1/2/09	–	50,000(1)	$ 1.24	$ 28,076
	7/2/09	–	50,000(1)	3.51	89,709
	7/2/09	25,000(2)	–	–	87,750
Jason Rifkin	10/12/09	–	75,000(3)	$5.46	273,612
Barbra Keck	6/9/09	−	10,000(4)	3.66	18,622
	10/12/09	−	75,000(3)	5.46	273,612
David McDonald	9/14/09	−	250,000(5)	3.92	645,175
	9/14/09	50,000(6)	−	−	196,000
Krishna Kandarpa	10/20/09	−	100,000(7)	6.09	400,630
	10/20/09	200,000(8)	−	−	1,218,000
Eamonn Hobbs	7//6//09	−	800,000(9)	3.36	1,823,079

(1)	Options granted under the 2004 Plan pursuant to a stock option grant letter; 100% vested at grant; expire July 6, 2014.
(2)	Shares granted under the 2009 Plan pursuant to a stock option grant letter.
(3)	Options granted under the 2009 Plan pursuant to a stock option grant letter; vest over three years; expire October 12, 2019.
(4)	Options granted under the 2004 Plan pursuant to a stock option grant letter; 100% vested at grant; expire June 9, 2014.
(5)	Options granted under the 2009 Plan pursuant to a stock option grant letter; 10,417 shares vest monthly for 23 months, thereafter 10,409 shares vest on 24th month; expire September 14, 2019.
(6)	Shares of restricted stock granted under the 2009 Plan pursuant to a restricted stock agreement; 25,000 shares vested March 14, 2010 and 25,000 shares vest September 14, 2010.
(7)
Options granted under the 2009 Plan pursuant to a stock option grant letter; vest ratably over 24 months; accelerated vesting upon consummation of a follow-on offering, submission of pre-market approval to FDA, and final FDA approval; expire October 20, 2019.

(8)
Shares of restricted stock granted under the 2009 Plan pursuant to a restricted stock agreement; vest 100,000 shares on October 20, 2010 and 2011; accelerated vesting upon consummation of a follow-on offering, submission of pre-market approval to FDA, and final FDA approval.

(9)
Options granted under the 2004 and 2009 Plans pursuant to a stock option grant letter; vest over three years; accelerated vesting upon consummation of a follow-on offering, submission of pre-market approval to FDA, and final FDA approval; expire July 6, 2019.

Outstanding Equity Awards at 2009 Fiscal Year-End. The following table sets forth information relating to the vested and unvested option awards held by the named executive officers as of December 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Richard Taney	40,000	–	$3.28	11/14/2011	−	−
	50,000	–	3.90	7/6/2014	−	−
	100,000	–	5.85	7/6/2014	−	−
	50,000	–	1.74	7/6/2014	−	−
	50,000	–	2.44	7/6/2014	−	−
	50,000	–	1.24	7/6/2014	−	−
	50,000	–	3.51	7/6/2014	−	−
Jason Rifkin	33,333	16,667	4.52	6/1/2012	−	−
	20,000	–	1.88	11/30/2012	−	−
	6,667	13,333	1.87	5/1/2013	−	−
	25,000	–	1.43	12/15/2013	−	−
	–	75,000	5.46	10/12/2019	−	−
Eamonn P. Hobbs	50,000	–	1.23	10/14/2013	−	−
	100,000	–	1.845	10/14/2013	−	−
	250,000	550,000	3.36	7/6/2019	−	−
David A. McDonald	31,251	218,749	3.92	9/14/2019	25,000	$98,000
Krishna Kandarpa	36,000	64,000	6.09	10/20/2019	150,000	$913,500
Barbra Keck	10,000	–	3.66	6/9/2014	−	−
	–	75,000	5.46	10/12/2019

Options Exercises and Stock Vested in 2009. The following table provides information relating to the exercise of stock options by, and the vesting of stock awards granted to, the named executive officers, during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard Taney	–	–	25,000	$ 87,750
Jason Rifkin	–	–	–	–
Eamonn P. Hobbs	–	–	–	–
David A. McDonald	–	–	–	–
Krishna Kandarpa	–	–	50,000	210,000
Barbra Keck	–	–	–	–

Deferred Compensation Program. We do not sponsor or maintain any deferred compensation programs for the benefit of any of our named executive officers.

Employment Agreements.  The Company entered into employment agreements and separation agreements with the named executive officers listed below.  The employment agreements provide for payments upon termination prior to the expiration of the agreement in certain limited circumstances and the quantitative payout amounts under these agreements are set forth below in the section entitled “Potential Payments upon Termination or Change of Control.”

Eamonn P. Hobbs.  On July 6, 2009, the Company entered into an employment agreement with Mr. Hobbs which provides for his continued employment as the Company’s President and Chief Executive Office through July 6, 2011.  Mr. Hobbs’ annual base salary shall be a minimum of $425,000 and shall be reviewed annually by the Compensation Committee.  He is eligible to receive an annual cash bonus based on the satisfaction of performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) reasonably established by the Compensation Committee at a target level of 50% of Mr. Hobbs’ total base salary.  No incentive bonus shall be paid unless the performance objectives are satisfied and no bonus shall be paid in any year in which Mr. Hobbs is terminated for “cause” on or prior to the bonus payment date. As described above, the Compensation Committee determined that a pro rata portion of Mr. Hobbs’ annual bonus was earned in 2009 ($100,000) in consideration of Mr. Hobbs individual efforts, knowledge, business and operational expertise and experience in the healthcare industry and his outstanding job performance, which were key to the Company’s achievement of certain goals and objectives in furtherance of its growth and development in the industry. Mr. Hobbs’ employment agreement also provides for an option to purchase 850,000 shares of the Company’s common stock, subject to forfeiture in the event of certain circumstances and acceleration upon achieving certain Company performance milestones, a change of control (as defined in the 2009 Plan) or involuntary termination.  He received a special one-time starting bonus for $175,000 to cover relocation and tax-gross up expenses, which is subject to claw-back in certain circumstances.  Mr. Hobbs is also entitled to vacation, retirement, welfare and insurance benefits.

Pursuant to the terms of his employment agreement, in the event that Mr. Hobbs’ employment is terminated by the Company without “cause” or by Mr. Hobbs for “good reason” (referred to in the agreement as “Involuntary Termination”) he is entitled to receive, subject to tax withholding and other authorized deductions, his base salary for the greater of: (i) 12 months or (ii) if termination occurs before July 6, 2011, the period of time between termination and July 6, 2011, as well as a performance bonus for the bonus year in which termination occurred to the extent performance goals have been met; any bonus would be pro-rated for the portion of the bonus year during which he was employed.  This severance benefit is to be paid in substantially equal installments in accordance with the Company’s standard payroll practices over a period of 12 months.  Certain of the options awarded to Mr. Hobbs will also vest immediately upon an Involuntary Termination occurring after July 6, 2010 or upon a Change in Control (as defined in the 2009 Plan); if Mr. Hobbs’ employment terminates as a result of an Involuntary Termination before July 6, 2010, partial vesting will occur.  Mr. Hobbs is obligated to execute a general release as a condition of receiving the severance payments and Mr. Hobbs is restricted from competing with the Company during the 12 month period he is receiving severance pay.

Mr. Hobbs has agreed to preserve all confidential and proprietary information relating to the Company's business and to refrain from disparaging the Company and its affiliates during the term of his employment and thereafter. In addition, Mr. Hobbs has agreed to non-solicitation provisions regarding employees, consultants, and customers for a period of two years after the severance date.  If Mr. Hobbs breaches his obligations, the Company is no longer obligated to pay any remaining portion of the severance amount (except for $5,000 which shall be paid in the event Mr. Hobbs signs the required release).

Mr. Hobbs has the right to terminate the employment agreement at his sole discretion, upon 90 days written notice, in which case he shall be entitled to receive his base salary to the date of termination.  He also has the right to terminate the employment agreement immediately for good reason and shall be entitled to the severance benefits set forth above.  In the event of Mr. Hobbs’ death or the Company’s termination of his employment on account of disability (defined as his inability to perform essential functions of his employment for a period of 90 days in any 180-day period on account of mental or physical impairment), he is entitled to receive his unpaid base salary to the date of termination and any reimbursements for business expenses due at termination.  If the Company terminates Mr. Hobbs’ employment for “cause” he shall receive only his unpaid base salary to the date of termination.

Under Mr. Hobbs’ employment agreement, “cause” generally means (i) commission of a felony, (ii) engaging in acts of fraud, dishonesty, gross negligence or other criminal misconduct including abuse of controlled substances, that is injurious to the Company, its affiliates or any of their customers, clients or employees, (iii) willful failure to perform or uphold his duties under the agreement and/or willful failure to comply with reasonable directives of the Board, or (iv) any breach of any provision of the confidentiality, non-solicitation, non-competition and non-disparagement provisions, or any material breach of any other contract to which Mr. Hobbs is a party to with the Company or any of its affiliates including the Code of Ethics or another material written policy.  “Good Reason” generally means a termination of his employment by means of resignation by Mr. Hobbs after the occurrence (without his consent) of any one or more of the following conditions: (i) a material diminution in Mr. Hobbs rate of base salary, (ii) a material diminution in his authority, duties, or responsibilities, (iii) a material change in the geographic location of Mr. Hobbs’ principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than 50 miles from the current location of the Company’s executive offices constitute a “material change”), or (iv) a material breach by the Company of the employment agreement.

David A. McDonald.  On September 13, 2009, the Company entered into an employment agreement with Mr. McDonald which provides for his continued employment as the Company’s Chief Financial Officer through September 13, 2011.  Mr. McDonald’s annual base salary shall be a minimum of $325,000. He is eligible to receive an annual cash bonus based on the satisfaction of performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) reasonably established by the Compensation Committee at a target level of 30% of Mr. McDonald’s total base salary.  No incentive bonus shall be paid unless the performance objectives are satisfied and no bonus shall be paid in any year in which Mr. McDonald is terminated for “cause” on or prior to the bonus payment date. As described above, the Compensation Committee determined that a pro rata portion of Mr. McDonald’s annual bonus was earned in 2009 ($30,000) in consideration of Mr. McDonald’s individual efforts, knowledge, financial expertise and experience in the healthcare industry and his outstanding job performance, which were key to the Company’s achievement of certain goals and objectives in furtherance of its growth and development in the industry. His employment agreement also provides for an option to purchase 250,000 shares of the Company’s common stock and the grant of 50,000 shares of restricted stock.  He received a special one-time starting bonus for $125,000 to cover relocation expenses, which is subject to claw-back in certain circumstances.  Mr. McDonald is also entitled to vacation, retirement, welfare and insurance benefits.

Pursuant to the terms of his employment agreement, in the event that Mr. McDonald’s employment is terminated by the Company without “cause” or by Mr. McDonald for “good reason” (referred to in the agreement as “Involuntary Termination”) he is entitled to receive, subject to tax withholding and other authorized deductions, his base salary for 12 months.  This severance benefit is to be paid in substantially equal installments in accordance with the Company’s standard payroll practices over a period of 12 months.  Under the terms of the stock option grant letter, dated September 14, 2009, if Mr. McDonald is terminated for cause, his options will terminate on the date of termination.  If he resigns or is terminated without cause, the options shall terminate 90 days after termination.  If Mr. McDonald dies or becomes disabled, his options will terminate one year after the date of termination.  Mr. McDonald is obligated to execute a general release as a condition of receiving the severance payments and he restricted from competing with the Company during the 12 month period he is receiving severance pay.

Mr. McDonald has agreed to preserve all confidential and proprietary information relating to the Company's business and to refrain from disparaging the Company and its affiliates during the term of his employment and thereafter. In addition, Mr. McDonald has agreed to non-solicitation provisions regarding employees, consultants, and customers for a period of two years after the severance date.  If Mr. McDonald breaches his obligations, the Company is no longer obligated to pay any remaining portion of the severance amount (except for $5,000 which shall be paid in the event Mr. McDonald signs the required release).

Mr. McDonald has the right to terminate the employment agreement at his sole discretion, upon 90 days written notice, in which case he shall be entitled to receive his base salary to the date of termination.  He also has the right to terminate the employment agreement immediately for good reason and shall be entitled to the severance benefits set forth above. In the event of Mr. McDonald’s death or the Company’s termination of his employment on account of disability (defined as his inability to perform essential functions of his employment for a period of 90 days in any 180-day period on account of mental or physical impairment), he is entitled to receive his unpaid base salary to the date of termination and any reimbursements for business expenses due at termination.  If the Company terminates Mr. McDonald’s employment for “cause” he shall receive only his unpaid base salary to the date of termination.

Under Mr. McDonald’s employment agreement, “cause” generally means (i) commission of a felony, (ii) engaging in acts of fraud, dishonesty, gross negligence or other criminal misconduct including abuse of controlled substances, that is injurious to the Company, its affiliates or any of their customers, clients or employees, (iii) willful failure to perform or uphold his duties under the agreement and/or willful failure to comply with reasonable directives of the Board, or (iv) any breach of any provision of the confidentiality, non-solicitation, non-competition and non-disparagement provisions, or any material breach of any other contract to which Mr. McDonald is a party to with the Company or any of its affiliates including the Code of Ethics or another material written policy.  “Good Reason” generally means a termination of his employment by means of resignation by Mr. McDonald after the occurrence (without his consent) of any one or more of the following conditions: (i) a material diminution in Mr. McDonald rate of base salary, (ii) a material diminution in his authority, duties, or responsibilities, (iii) a material change in the geographic location of Mr. McDonald principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than 50 miles from the current location of the Company’s executive offices constitute a “material change”), or (iv) a material breach by the Company of the employment agreement.

Dr. Krishna Kandarpa.  On September 25, 2009, the Company entered into an employment agreement with Dr. Kandarpa which provides for his employment through September 25, 2011. Dr. Kandarpa’s annual base salary shall be a minimum of $375,000 and shall be reviewed annually by either the CEO or the Compensation Committee.  He is eligible to receive an annual cash bonus based on the satisfaction of performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) reasonably established by the Compensation Committee at a target level of 35% of Dr. Kandarpa’s total base salary.  As described above, the Compensation Committee determined that a pro rata portion of Dr. Kandarpa’s annual bonus was earned in 2009 ($23,500) in consideration of Dr. Kandarpa’s individual efforts, knowledge, medical expertise and experience in the healthcare industry and his outstanding job performance, which were key to the Company’s achievement of certain goals objectives in furtherance of its growth and development in the industry.

Dr. Kandarpa is also entitled to a minimum annual stock option bonus to purchase 50,000 shares of the Company’s stock. His employment agreement also provides for an option to purchase 100,000 shares of the Company’s common stock, subject to forfeiture in the event of certain circumstances and acceleration upon achieving certain Company performance milestones, a change in control or involuntary termination and 200,000 shares of restricted stock.  He received a special one-time starting bonus for $100,000 to cover relocation expenses, which is subject to claw-back in certain circumstances.  Dr. Kandarpa is also entitled to vacation, retirement, welfare and insurance benefits.

Pursuant to the terms of his employment agreement, in the event that Dr. Kandarpa’s employment is terminated by the Company without “cause” or by Dr. Kandarpa for “good reason” (referred to in the agreement as “Involuntary Termination”) he is entitled to receive, subject to tax withholding and other authorized deductions, his base salary for the greater of: (i) 12 months or (ii) if termination occurs before September 30, 2011, the period of time between termination and September 30, 2011, as well as a performance bonus and annual minimum stock option bonus or the bonus year in which termination occurred to the extent performance goals have been met; any bonus would be pro-rated for the portion of the bonus year during which he was employed.  This severance benefit is to be paid in substantially equal installments in accordance with the Company’s standard payroll practices over a period of 12 months.  Under the terms of the stock option grant letter, dated October 20, 2009, if Dr. Kandarpa is terminated for cause, his options will terminate on the date of termination.  If he resigns or is terminated without cause, the options shall terminate 90 days after termination.  If Dr. Kandarpa dies or becomes disabled, his options will terminate one year after the date of termination.  Dr. Kandarpa is obligated to execute a general release as a condition of receiving the severance payments and he is restricted from competing with the Company during the 12 month period he is receiving severance pay.

Dr. Kandarpa has agreed to preserve all confidential and proprietary information relating to the Company's business and to refrain from disparaging the Company and its affiliates during the term of his employment and thereafter.  In addition, Dr. Kandarpa has agreed to non-solicitation of employees, consultants, and customers for a period of two years after the severance date.  If Dr. Kandarpa breaches his obligations, the Company is no longer obligated to pay any remaining portion of the severance amount (except for $5,000 which shall be paid in the event Dr. Kandarpa signs the required release).

Dr. Kandarpa has the right to terminate the employment agreement at his sole discretion, upon 90 days written notice, in which case he shall be entitled to receive his base salary to the date of termination.  He also has the right to terminate the employment agreement immediately for good reason and shall be entitled to the severance benefits set forth above. In the event of Dr. Kandarpa’s death or the Company’s termination of his employment on account of disability (defined as his inability to perform essential functions of his employment for a period of 90 days in any 180-day period on account of mental or physical impairment), he is entitled to receive his unpaid base salary to the date of termination and any reimbursements for business expenses due at termination.  If the Company terminates Dr. Kandarpa employment for “cause” he shall receive only his unpaid base salary to the date of termination.

Under Dr. Kandarpa’s employment agreement, “cause” generally means (i) commission of a felony, (ii) engaging in acts of fraud, dishonesty, gross negligence or other criminal misconduct including abuse of controlled substances, that is injurious to the Company, its affiliates or any of their customers, clients or employees, (iii) willful failure to perform or uphold his duties under the agreement and/or willful failure to comply with reasonable directives of the Board, or (iv) any breach of any provision of the confidentiality, non-solicitation, non-competition and non-disparagement provisions, or any material breach of any other contract to which Dr. Kandarpa is a party to with the Company or any of its affiliates including the Code of Ethics or another material written policy.  “Good Reason” generally means a termination of his employment by means of resignation by Dr. Kandarpa after the occurrence (without his consent) of any one or more of the following conditions: (i) a material diminution in Dr. Kandarpa rate of base salary, (ii) a material diminution in his authority, duties, or responsibilities, (iii) a material change in the geographic location of Dr. Kandarpa’s principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than 50 miles from the current location of the Company’s executive offices constitute a “material change”), or (iv) a material breach by the Company of the employment agreement.

Richard L. Taney.  On July 2, 2007, the Company entered into an employment agreement with Mr. Taney, which provided for Mr. Taney to serve the Company as its Chief Executive Officer through July 1, 2009, with an automatic one year renewal unless Mr. Taney gave at least 90 days notice of non-renewal.  Mr. Taney resigned from employment with the Company as of July 6, 2009.  The Company entered into a separation and general release agreement with Mr. Taney on July 5, 2009, which provided for a cash severance payment of $396,000 and a bonus payment of $80,000 paid in a lump sum and the vesting of outstanding stock options.  For a period of 12 months, the Company will pay the entire premium due for Mr. Taney’s continued participation in the Company’s medical and dental plans under COBRA.  Mr. Taney granted the Company a general release as a condition to the severance benefits. Under his employment agreement, Mr. Taney has agreed to preserve all confidential and proprietary information relating to the Company's business and to non-competition and non-solicitation provisions for a period of one year after employment.

Potential Payments upon Termination or Change of Control.  As set forth in the section entitled “Employment Agreements,” Messrs. Hobbs and McDonald and Dr. Kandarpa are each eligible to receive termination payments in the event of an Involuntary Termination.  By way of example, if either Mr. Hobbs’, Mr. McDonald’s or Dr. Kandarpa’s employment was terminated as a result of an Involuntary Termination on December 31, 2009, he would have been entitled to a post-termination payment, payable in cash, in the amount of: $644,582, $325,000, and $651,025, pursuant to the terms of their respective employment agreements, plus accelerated vesting of any outstanding equity grants awarded to either Mr. Hobbs, Mr. McDonald or Dr. Kandarpa, as the case may be. The post-termination payments would be made in substantially equal installments in accordance with the Company’s standard payroll practices over a period of 12 months, and the executive (as applicable) would be subject to post-termination covenants contained in his employment agreement.  Further, in the event either Mr. Hobbs or Dr. Kandarpa were terminated on December 31, 2009 as a result of a change of control (as defined in the 2009 Plan), Mr. Hobbs or Dr. Kandarpa (as applicable) would be entitled to accelerated vesting of any outstanding equity grants awarded to him. In addition to the post-termination payments and accelerated vesting of equity grants, if applicable, each of the executives would be entitled to welfare and insurance benefits to the extent such benefits are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay, and distribution of plan balances under the Company’s 401(k) Plan.  The Company is not obligated to pay any excise tax gross-up amounts under any employment agreements.

Mr. Taney resigned effective July 6, 2009 and is not entitled to post-termination payments or benefits.  Ms. Keck and Mr. Rifkin are not entitled to any post-termination benefits (other than receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the Company’s welfare benefit plan, continued health care coverage under COBRA, and receipt of benefits otherwise due in accordance with the Company’s 401(k) Plan).

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2009 with management and CCR LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009.  The Audit Committee also discussed with CCR LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T regarding “Communication with Audit Committees”.  The Audit Committee has received and reviewed the written disclosures and the letter from CCR LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding CCR LLP’s communications with the Audit Committee concerning independence, and has discussed with CCR LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Laura A. Philips, Chair
Harold S. Koplewicz, M.D.
Robert B. Ladd

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL TWO)

The Audit Committee has approved Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2010. If our stockholders fail to ratify this appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at anytime during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

CCR LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009.  On March 2, 2010, the Company filed a Current Report on Form 8-K announcing that on February 26, 2010, it had dismissed CCR LLP as its independent registered public accounting firm, and that on March 1, 2010, it had engaged Ernst & Young LLP as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2010. In our previously filed Current Report on Form 8-K, we advised that:

• CCR LLP’s reports on the Company's financial statements for the Company’s fiscal years ended December 31, 2009 and December 31, 2008 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles;

• During the Company’s two most recent fiscal years ended December 31, 2009 and December 31, 2008 and the subsequent interim period preceding the dismissal of CCR LLP, there were no disagreements with CCR LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to CCR LLP’s satisfaction, would have caused CCR LLP to make reference to the subject matter of the disagreement(s) in connection with its report on the Company's financial statements for such years. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company's two most recent fiscal years and the subsequent interim period preceding CCR LLP’s dismissal; and

• During the Company’s two most recent fiscal years ended December 31, 2009 and December 31, 2008, and through the date of the engagement of Ernst & Young LLP, the Company did not consult Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or regarding any other matters or reportable events described under Item 304(a)(2)(i) and (ii) of Regulation S-K.

The Company’s change in independent registered public accounting firms was approved by the Company’s Audit Committee.  As disclosed in the Company’s previously filed Current Report on Form 8-K, CCR LLP was provided with a copy of the disclosures in the preceding paragraphs, and a letter from CCR LLP to the Securities and Exchange Commission dated March 2, 2010, stating its agreement with these statements, was filed as Exhibit 16.1 to that Current Report.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to questions.  Representatives of CCR LLP will not attend our Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

Audit and Non-Audit Fees. The following table shows the aggregate fees for professional services rendered to the Company by CCR LLP for the two fiscal years ended December 31, 2009 and 2008:

	Fiscal Year
	2009	2008
Audit Fees	$123,100	$119,500
Audit-Related Fees	$53,100	$0
Tax Fees	$0	$0
Total	$176,200	$119,500

Audit Fees. Fees for professional services in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, and reviews of the Company’s quarterly financial statements.

Audit-Related Fees. The Audit-Related Fees during the fiscal year ended December 31, 2009 are related to the Company’s registration statement on Form S-3 and related prospectuses for offering of the Company’s common stock and costs of due diligence for the Company’s financings. During the fiscal year ended December 31, 2008, CCR LLP did not provide any audit-related services to the Company not included in “Audit Fees”.

Tax Fees.  Tax fees include fees for tax compliance, tax advice, and tax planning. During the fiscal years ended December 31, 2009 and 2008, CCR LLP did not provide any tax services to the Company.

All Other Fees. During the fiscal years ended December 31, 2009 and 2008, CCR LLP did not provide any services to the Company other than those described above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors. The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chair of the Audit Committee has been delegated the authority by the committee to pre-approve interim services by the Company’s independent auditors other than the annual audit. The Chair must report all such pre-approvals to the entire Audit Committee at the next Committee meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who are beneficial owners of more than 10% of our common stock to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of the Company’s equity securities.  Based on a review of copies of reports furnished to the Company or written representations that no reports were required, we believe that all reports were timely filed in 2009, except Mr. Taney who had two late Form 4s, one reporting the grant of restricted stock and stock options and the other reporting the grant of restricted stock, Mr. Ladd who had one late Form 4 reporting one sale transaction, and Ms. Contag, Ms. Keck and Mr. Rifkin who each had a late Form 3.

APPROVAL OF AN AMENDMENT TO THE 2009 STOCK INCENTIVE PLAN
(PROPOSAL THREE)

The Delcath Board of Directors recommends that stockholders approve an amendment to the Company’s 2009 Stock Incentive Plan (the “2009 Plan”). The amendment increases the total number of shares of Delcath common stock that may be issued under the 2009 Plan by 2,200,000 shares from 2,000,000 to 4,200,000.

The purpose of the increase in authorized shares is to secure adequate shares to fund expected awards under the Company’s long-term incentive program, which is intended to promote the interests of Delcath through grants of awards to employees, directors and consultants in order to: (i) attract and retain employees, directors and consultants; (ii) provide an additional incentive to each award holder to work to increase the value of Delcath’s stock; and (iii) provide each award holder with a stake in the future of Delcath that strengthens the mutuality of interests between such award holder and Delcath’s stockholders.

The Board believes that the 2,200,000 additional shares represents a reasonable amount of potential equity dilution and allows the Company to continue awarding stock options, restricted stock, and other equity incentive awards, which are an important component of Delcath’s overall compensation program.  As of March 22, 2010, only 165,424 shares remained available for grant of future equity awards under the 2009 Plan.  It is the Company’s intention that over the next three fiscal years, beginning with fiscal 2010, it will not grant equity awards under the 2009 Plan at an average rate greater than 4% (based on the average of the 2009 and 2010 allowable industry standard annual burn rates) of the number of shares of our common stock that we believe will be outstanding over such three year period. For purposes of calculating the number of shares granted in a year, any full value awards will count as more than 1 based on the Company's stock price volatility factor.

In connection with the Board’s review of the 2009 Plan, and approval of the proposed amendment to the 2009 Plan that is the subject of this proposal for which stockholder approval is being sought, our Board also approved and effected (as of March 25, 2010) certain other non-material, clarifying amendments to the 2009 Plan. The following summary describes material features of the 2009 Plan as amended.  The summary is qualified in its entirety by the full text of the 2009 Plan, which is included as Appendix A to this Proxy Statement and reflects the proposal and the Board’s amendments.

Description of the 2009 Plan (as amended)

Purpose.  The purpose of the 2009 Plan is to enable the Company to attract and retain employees, directors, and consultants by providing them with an additional incentive to increase the value of Delcath stock and thereby strengthen the mutuality of interests between award holders and our stockholders.

Eligibility.  Awards may be granted to current and prospective directors of the Company as well as current and prospective employees and consultants of the Company and its subsidiaries.

Administration.  The 2009 Plan is administered by the Compensation and Stock Option Committee of the Board, consisting of non-employee directors (the “Committee”), except that the full Board administers the 2009 Plan as it relates to awards to non-employee directors.  (References to the Committee in this description include the Board with respect to non-employee director awards.)  The Committee is authorized by the 2009 Plan to establish rules and guidelines for the administration of the plan; select the individuals to whom awards are granted; determine the types of awards to be granted and the number of shares or amount of cash covered by such awards; set the terms and conditions of such awards; amend awards; interpret the plan and award documents; and make all determinations necessary for the administration of the plan.  The Committee may delegate to a committee of two or more officers the authority to grant awards other than to executive officers and directors.

Shares Available for Awards.  Prior to the requested increase, the 2009 Plan authorizes 2,000,000 shares to be issued.  If the stockholders approve the requested increase, 4,200,000 shares of Delcath common stock will be available for issuance under the 2009 Plan. In addition, any shares previously authorized for grant under the Company’s 2004 Stock Incentive Plan that remained available for grant on the effective date of the 2009 Plan (June 9, 2009) or that subsequently become available as a result of forfeitures will be rolled over in the 2009 Plan.  If any shares covered by an award under the 2009 Plan are forfeited or an award is settled in cash or otherwise terminated without delivery of shares, then the shares covered by that award will again be available for future awards under the 2009 Plan.  Shares withheld from awards for the payment of tax withholding obligations, shares surrendered to pay the exercise price of stock options, and shares that were not issued as a result of the net exercise of stock options will also become available for future awards under the 2009 Plan. With respect to the issuance of stock appreciation rights (“SARs”) that may be settled in shares of Delcath common stock, the number of shares available for future awards under the 2009 Plan will be reduced by the total number of shares of common stock as to which a SAR is granted.  No individual may be granted any combination of stock options, SARs, restricted stock, restricted stock units (“RSUs”), or other stock-based awards with respect to more than 500,000 shares in any fiscal year.  The 2009 Plan limits do not apply to any shares that may be issued under awards assumed by the Company in a corporate acquisition.

Stock Options and Stock Appreciation Rights.  The Committee may award stock options (which may be nonqualified options or incentive stock options) or stock appreciation rights, each with a maximum term of ten years.  Each stock option or SAR must have an exercise price not less than the fair market value of the Company’s stock on the date of grant.  Unless approved by the stockholders, the Committee shall have no power to amend the terms of outstanding stock options or SARs to reduce the option price or base price of such awards or to cancel or surrender outstanding stock options or SARs and grant substitute cash or other awards or stock options or SARs with a lower option price or base price than the cancelled awards. The Committee will establish the vesting schedule for the award as well as the method of payment of the option exercise price, which may include cash, shares, broker-assisted cashless exercise, and net exercise. Prior to the requested increase, no more than 2,000,000 shares may be issued with respect to incentive stock options. If the stockholders approve the requested increase, the limit on shares available for issuance with respect to incentive stock options will be increased to 4,200,000.

Restricted Stock and Restricted Stock Units. The Committee may award restricted stock and RSUs and establish the conditions on which they vest, which may include continued employment and/or satisfaction of performance objectives.  The Committee may provide for payment of an RSU award upon vesting or at a later date.  The Committee may determine whether unvested awards entitle the holder to receive dividends or dividend equivalents, and if so, the terms on which such amounts will be paid.

Other Stock-Based Awards.  The Committee may grant other stock-based awards that are denominated or payable in shares or valued in whole or in part by reference to shares, under such terms and conditions as the Committee may determine, including a grant of fully vested shares.

Cash Awards.  The Committee may grant cash awards that entitle the award holder to receive cash upon the satisfaction of performance objectives and other terms and conditions set forth in the award.  The performance objectives and amount of the award may be stated as a range of amounts payable upon attainment of specified levels of satisfaction of the performance objectives, and may relate to performance periods of one year or multiple years.  The Committee may provide for payment of the award at the end of the performance period or at a later date, and may provide for dividend equivalents or other earnings to be credited on deferred amounts.  The maximum cash award that may be paid to any individual in any fiscal year (measured at the end of the performance period ending in the fiscal year, and without regard to increase in value of the award during any deferral period) is $500,000.

Performance Awards.  The Committee may designate any restricted stock, RSU, other stock-based awards, or cash awards under the 2009 Plan as performance awards which are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.  The grant or vesting of such performance awards will require the achievement of performance goals during performance periods, as specified by the Committee in accordance with Section 162(m).  Performance awards may be based on any one or more of the following performance measures, which may be applied to the Company as a whole or to a subsidiary, business unit, business segment or business line:

(1)	Net earnings or net income (before or after taxes);
(2)	Earnings per share;
(3)	Net sales or revenue growth;
(4)	Gross revenues (and/or gross revenue growth) and/or mix of revenues among the Company’s business activities;
(5)	Net operating profit (or reduction in operating loss);
(6)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(7)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(8)	Earnings before or after taxes, interest, depreciation, amortization, and/or other non-cash items;
(9)	Gross or operating margins;
(10)	Productivity ratios (and/or such ratios as compared to various stock market indices);
(11)	Stock price (including, but not limited to, growth measures and total shareholder return);
(12)	Stock price and market capitalization ratios (including, but not limited to, price-to-earnings ratio and enterprise multiple);
(13)	Expense targets (including, but not limited to, expenses-to-sales ratios);

(14)	Margins;
(15)	Operating efficiency;
(16)	Market share;
(17)	Customer satisfaction;
(18)	Employee satisfaction or retention;
(19)	Development and implementation of employee or executive development programs (including, but not limited to, succession programs);
(20)	Working capital targets;
(21)	Economic value added;
(22)	Market value added;
(23)	Debt to equity ratio;
(24)	Strategic business goals relating to acquisitions, divestitures and joint ventures;
(25)	Attaining specified clinical, trial site initiation or patient enrollment targets;
(26)	Filing of the Company’s PMA application to the Food and Drug Administration;
(27)	Obtaining regulatory approvals, including of the Company’s PHP System in the United States or other countries;
(28)	Sale of the Company;
(29)	Consummating a specified equity based capital offering;
(30)	Reaching specified technology development objectives; and
(31)	Reaching specified employment time-points governed by an employment agreement.

Each goal may be expressed as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies or published or special index.

Change in Control.  The Committee may provide that awards will become fully or partially vested upon a change in control and may provide that awards will be paid as soon afterwards as permitted under the tax laws.  A change in control is deemed to occur in very general terms upon (1) the acquisition of 50% or more of the Company’s voting securities, (2) the failure of the current directors (and any directors approved by them) to constitute a majority of the Company’s Board, (3) a merger in which the Company’s stockholders before the transaction fail to own at least a majority of the voting power of the surviving corporation or the Company’s directors fail to constitute at least a majority of the board of the surviving corporation, (4) the sale of substantially all of the Company’s assets, and (5) stockholder approval of the liquidation of the Company.

Adjustments. In the event of certain corporate transactions or events affecting the number or type of outstanding common shares of the Company, including, for example, a recapitalization, stock split, reverse stock split, reorganization, merger, spin-off or distribution of assets, if the Committee determines that certain adjustments are required in order to prevent dilution or enlargement of benefits intended to be made available under the 2009 Plan, the Committee is required to make such adjustments.  These adjustments include changing the number and class of shares available under the Plan; and changing the number and class of shares subject to outstanding awards and the price of shares subject to outstanding awards.

Amendment and Termination.  The Board may amend the 2009 Plan from time to time.  The Board will seek stockholder approval of material amendments to the 2009 Plan as may be required by law, regulation or stock exchange rules. The Committee may waive conditions or amend the terms of outstanding awards, subject to certain limitations.  No award may be granted under the 2009 Plan after the tenth anniversary of stockholder approval of the 2009 Plan unless the 2009 Plan has been re-approved by the Company’s stockholders prior to such date.  No performance award may be granted after the Company’s annual meeting held in 2014 unless the performance objectives and other 2009 Plan provisions that require approval under Section 162(m) of the Code have been re-approved by the Company’s stockholders prior to such date.

Federal Income Tax Consequences.  The following is a summary of certain federal income tax consequences of certain types of awards that may be made under the 2009 Plan, as amended.

Stock options. No income is recognized by the award holder at the time of grant of a non-qualified stock option. Upon exercise of the option, the holder recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. At disposition of the shares, any appreciation after the date of exercise is treated as capital gain. An employee generally will not recognize income upon the grant of an ISO or upon its exercise while an employee (or within specified times thereafter). However the “spread” between the fair market value of the shares at the time of exercise and the exercise price may be subject to the alternative minimum tax. If the shares received upon exercise are held for the applicable holding period, the optionee will recognize capital gain or loss when he/she disposes of the shares. Such gain or loss will be measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If the shares acquired upon exercise of an ISO are disposed of before the end of the applicable holding period, the optionee will recognize ordinary income in an amount generally equal to the lesser of (i) the excess of the value of the shares on the option exercise date over the exercise price or (ii) the excess of the amount received upon disposition of the shares over the exercise price. Any excess of the amount received upon disposition of the shares over the value of the shares on the exercise date will be taxed to the optionee as capital gain.

Other awards. A recipient of SARs will generally recognize ordinary income at the time of exercise of the SAR in an amount equal to the fair market value of any shares received plus the amount of cash received. A recipient of restricted stock generally will recognize ordinary income at the time the award is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the stock at such time (less any amount paid for the stock). A recipient of RSUs generally will recognize ordinary income equal to the amount of cash or the fair market value (on the delivery date) of the stock delivered in settlement of the award. A recipient of fully vested stock generally will recognize ordinary income on the date of delivery of the stock in an amount equal to the fair market value of the stock on such date. A recipient of a cash performance award or other cash payment generally will recognize ordinary income on the date of payment. RSUs and certain other awards will be subject to the requirements applicable to nonqualified deferred compensation under Code Section 409A (the failure to comply with which would subject the recipient to an additional 20% tax and interest).

Company Deductions. As a general rule, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an award holder recognizes ordinary income from awards under the 2009 Plan, to the extent such income is considered reasonable compensation under the Internal Revenue Code. The Company will not, however, be entitled to a deduction with respect to payments that are contingent upon a change in control if such payments are deemed to constitute “excess parachute payments” under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax. In addition, the Company will not be entitled to a deduction to the extent compensation in excess of $1 million is paid to each of certain executive officers, unless the compensation qualifies as “performance based” under Section 162(m) of the Code. The Company intends that options and SARs granted under the 2009 Plan will qualify as performance-based under Section 162(m). Other awards under the 2009 Plan may, but need not, qualify depending on the terms of the particular award.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE PROPOSAL TO AMEND THE 2009 STOCK INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows shares of Delcath common stock authorized for issuance under the Company’s equity compensation plans as of December 31, 2009.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (a)	Weighted Average Exercise Price Of Outstanding Options, Warrants And Rights (b)	Number Of Securities Remaining Available For Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity compensation plans approved by stockholders	3,345,000(1)	$ 3.72	245,424 (2)
Equity compensation plans not approved by stockholders	None	None	None
Total	3,345,000	$ 3.72	245,424

(1)
Includes 3,345,000 shares subject to outstanding stock options granted under the Company’s 2009 Stock Incentive Plan and 2004 Stock Incentive Plan. Does not include 594,576 shares of restricted stock that were granted and outstanding as of December 31, 2009.

(2)
These shares are available for issuance under the Company’s 2009 Stock Incentive Plan. This plan, as approved by stockholders, provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards.

The last sales price of the Company’s common stock on March 22, 2010 was $6.18 as reported on The NASDAQ Capital Market.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

In order for a stockholder proposal to be eligible for inclusion in the Company’s proxy statement for the 2011 annual meeting of stockholders, the proposal must be received by the Corporate Secretary no later than November 29, 2010, and must otherwise comply with the requirements of Rule 14a-8(e) of the Securities Exchange Act of 1934.  In addition, in order for a stockholder to present a proposal or other matter or to nominate a person for election as a director at the 2011 annual meeting of stockholders, the stockholder must give the Company written notice of the proposal or other matter to be presented at the meeting by November 29, 2010, and must otherwise comply with our amended and restated certificate of incorporation. If the date set for the 2011 annual meeting is more than 30 calendar days before or after May 6, 2011, such notice must instead be received no later than 60 calendar days before the date set for such meeting. Proposals or notices of intent to present a proposal should be addressed to the Corporate Secretary, Delcath Systems, Inc., 600 Fifth Avenue, 23rd Floor, New York, New York 10020, and should be sent by overnight delivery or certified mail, return receipt requested.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (without exhibits) is being distributed with this Proxy Statement. The Annual Report on Form 10-K is also available, without charge, by writing or telephoning Barbra Keck, Controller, Delcath Systems, Inc., 600 Fifth Avenue, 23rd Floor, New York, New York 10020, (212) 489-2100.

New York, New York March 30, 2010	By Order of the Board of Directors

EAMONN P. HOBBS President and Chief Executive Officer

Appendix A

DELCATH SYSTEMS, INC.
2009 STOCK INCENTIVE PLAN, AS AMENDED

SECTION 1	Purpose

The purpose of this Delcath Systems, Inc. 2009 Stock Incentive Plan, as amended, is to promote the interests of Delcath Systems, Inc. (the “Company”) and its Subsidiaries through grants of awards to employees, directors and consultants in order to (i) attract and retain employees, directors and consultants, (ii) provide an additional incentive to each award holder to work to increase the value of Delcath stock, and (iii) provide each award holder with a stake in the future of Delcath that strengthens the mutuality of interests between such award holder and Delcath’s shareholders.

SECTION 2	Types of Awards

Awards under the Plan may be in the form of Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, Restricted Stock Units (RSUs), Other Stock-Based Awards, and Cash Awards.

Awards may be free-standing or granted in tandem.  If two awards are granted in tandem, the award holder may exercise (or otherwise receive the benefit of) one award only to the extent he or she relinquishes the tandem award.

SECTION 3	Definitions

“Beneficiary” means an award holder’s designated beneficiary or estate, as determined under Section 15.

“Board” means the Board of Directors of Delcath.

“Cash Award” means an award granted under Section 12 of the Plan.

“Delcath” or the “Company” means Delcath Systems, Inc., a Delaware corporation, and any successor to such corporation.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means (i) with respect to awards to Non-Employee Directors, the entire Board; and (ii) with respect to all other awards, a committee of the Board designated by the Board to administer this Plan and which shall consist of at least two members of the Board, or if no such committee is appointed, the entire Board.

“Consultant” means any individual, other than an Employee or Non-Employee Director, who is engaged by Delcath or a Subsidiary to render services, other than a person whose services are rendered in connection with capital-raising or promoting or maintaining a market for Delcath securities.

“Employee” means an employee of Delcath or of any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” of the Stock means (i) if the Stock is readily tradable on an established securities market (within the meaning of Section 409A of the Code), the closing price for a share of Stock on such exchange or market as is determined by the Committee to be the primary market for the Stock on the date in question, or if the date in question is not a trading day on such market, the closing price on such exchange or market for the trading day immediately preceding the day in question, and (ii) otherwise, such other price as the Board determines is appropriate after taking into account the requirements of Section 409A of the Code.

“Incentive Stock Option” or “ISO” means a Stock Option granted under the Plan that both is designated as an ISO and qualifies as an incentive stock option within the meaning of Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not an Employee.

“Non-Qualified Option” or “NQSO” means a Stock Option granted under the Plan which either is designated as NQSO or does not qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Other Stock Based Award” means an award described in Section 11 of the Plan.

“Plan” means this Delcath Systems, Inc. 2009 Stock Incentive Plan, as amended from time to time.

“Performance Award” means an award granted under Section 9, 10, 11, or 12 of the Plan that meets the requirements of Section 13 of the Plan and is intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

“Performance Objectives” means objective measures of performance for earning an award, which in the case of Performance Awards, shall be based on one or more of the criteria specified in Section 13.2.

“Restricted Stock” means an award described in Section 9 of the Plan.

“Restricted Stock Unit” or “RSU” means an award described in Section 10 of the Plan.

“Stock” means common stock of Delcath, par value one cent ($.01).

“Stock Appreciation Right” or “SAR” means an award described in Section 8 of the Plan.

“Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Subsidiary” means any corporation, partnership, joint venture, or other entity in which Delcath owns, directly or indirectly, 50% or more of the ownership interests.

SECTION 4	Administration

4.1      The Plan shall be administered by the Committee.

           The Committee shall have the following authority and discretion with respect to awards under the Plan:  to grant awards (subject to any limitations contained in the Plan); to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any award granted under the Plan; to make all factual and other determinations necessary or advisable for the administration of the Plan; and to otherwise supervise the administration of the Plan.  In particular, and without limiting its authority and powers, the Committee shall have the authority:

(1)          to determine whether and to what extent any award or combination of awards will be granted hereunder and whether they will be Performance Awards;

(2)          to select the Employees, Non-Employee Directors, and Consultants to whom awards will be granted;

(3)          to determine the number of shares of Stock to be covered by each award granted hereunder subject to the limitations contained herein;

(4)          to determine the terms and conditions of any award granted hereunder, including, but not limited to, any vesting or other restrictions based on such Performance Objectives, continued employment, and such other factors as the Committee may establish, and to determine whether the Performance Objectives and other terms and conditions of the award have been satisfied;

(5)          to determine the treatment of awards upon an award holder’s retirement, disability, death, termination for cause or other termination of employment or service;

(6)          to determine whether amounts equal to the amount of any dividends declared with respect to the number of shares covered by an award (i) will be paid to the award holder currently, or (ii) will be deferred and deemed to be reinvested or otherwise credited to the award holder and paid at the date specified in the award, or (iii) that the award holder has no rights with respect to such dividends (in each case, subject to any restrictions imposed by Section 409A of the Code);

(7)          to amend the terms of any award, prospectively or retroactively; provided however that (i) no amendment shall impair the rights of the award holder with respect to an outstanding award without his or her written consent; (ii) unless approved by the stockholders, the Committee shall have no power to amend the terms of outstanding Stock Options or SARs to reduce the option price or base price of such awards or to cancel or surrender outstanding Stock Options or SARs and grant substitute cash or other awards or Stock Options or SARs with a lower option price or base price than the cancelled awards; and (iii) the Committee shall consider the provisions of Section 409A of the Code prior to amending any award;

(8)          to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry out the purpose of the Plan;

(9)          to determine whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an award will be deferred either automatically or at the election of an award holder, including providing for and determining the amount (if any) of deemed earnings on any deferred amount during any deferral period (in each case, subject to any restrictions imposed by Section 409A of the Code);

(10)        to determine, pursuant to a formula or otherwise, the Fair Market Value of the Stock on a given date;

(11)        subject to any restrictions imposed by Section 409A of the Code, to provide that the shares of Stock received as a result of an award shall be subject to a right of repurchase by the Company and/or a right of first refusal, in each case subject to such terms and conditions as the Committee may specify;

(12)        to adopt one or more sub-plans, consistent with the Plan, containing such provisions as may be necessary or desirable to enable awards under the Plan to comply with the laws of other jurisdictions and/or qualify for preferred tax treatment under such laws;

(13)        to the extent permitted by law, to delegate to a committee of two or more officers of the Company the authority to grant awards to Employees who are not officers or directors of the Company for purposes of Section 16 of the Securities Exchange Act of 1934; provided, however, that any such delegation shall be set forth in a resolution of the Committee that specifies the total number of shares as to which awards may be granted under such delegation and any other limitations as may be imposed by the Committee; and

(14)        to delegate such administrative duties as it may deem advisable to one or more of its members or to one or more employees or agents of the Company.

4.2      All determinations and interpretations made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and award holders.

4.3      The Committee may act by a majority of its members at a meeting (present in person or by conference telephone), by unanimous written consent or by any other method of director action then permitted under the General Corporation Law of the State of Delaware.

SECTION 5	Stock Subject to Plan

5.1      The total number of shares of Stock that may be issued under the Plan shall be 4,200,000 plus any unused shares authorized for awards under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), in each case subject to adjustment as provided in Section 5.4.  No more than 4,200,000 shares may be granted with respect to Incentive Stock Options (subject to adjustment as provided in Section 5.4).  Shares issued under the Plan may consist of authorized but unissued shares or shares which have been issued and reacquired by the Company.  The payment of any award in cash shall not count against this share limit, regardless of the original intent, structure or nature of such award.  ~~Any dividend equivalents that are granted with respect to other awards under this Plan and are paid in shares shall also not count against the share limit for the Plan~~.

In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company or a Subsidiary of property or stock of an entity, the Company may assume awards granted by such entity or grant Stock Options or other awards in substitution for awards granted by such entity or an affiliate thereof, and such assumed or substituted awards shall not count against the share limit under this Plan.

5.2      Subject to the terms of Section 5.1, to the extent a Stock Option or Stock Appreciation Right terminates without shares having been issued, or an award terminates without the holder having received shares in payment of the award, or shares awarded are forfeited (in each case including terminations and forfeitures of outstanding awards granted under the 2004 Plan), the shares subject to such award shall again be available for distribution in connection with future awards under this Plan.  Shares of Stock equal in number to the shares surrendered in payment of the option price, and shares of Stock that are withheld in order to satisfy federal, state or local tax withholding obligations with respect to any award, shall not count against the above limit, and shall again be available for grants under the Plan.  ~~In the event that any Stock Option or SAR is exercised or settled by delivery of only the net shares representing the appreciation in the Stock, only the net shares delivered shall be counted against the Plan’s share limit~~.  With respect to the issuance of SARs that may be settled in shares of Stock, the total number of shares of Stock as to which the SAR is granted shall be counted against the Plan’s share limit.

5.3      No individual shall be granted Stock Options, SARs, Restricted Stock, RSUs, or Other Stock-Based Awards, or any combination thereof with respect to more than 500,000 shares of Stock in any fiscal year (subject to adjustment as provided in Section 5.4).  The maximum Cash Award that may be paid to any individual in any fiscal year (measured at the end of the performance period or periods ending in the fiscal year, and without regard to increase in value of the award during any deferral period) is $500,000.

5.4      In the event of a change in the outstanding stock of the Company (including but not limited to changes in either the number of shares or the value of shares) by reason of any stock split, reverse stock split, dividend or other distribution (whether in the form of shares, other securities or other property, but not including regular cash dividends), extraordinary cash dividend, recapitalization, merger in which the stockholders of the Company immediately prior to the merger continue to own a majority of the voting securities of the successor entity immediately after the merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of shares or other securities, or other similar corporate transaction or event, if the Committee shall determine in its sole discretion that, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, such transaction or event equitably requires an adjustment in the aggregate number and/or class of shares of Stock available under the Plan (including for this purpose the number of shares of Stock available for issuance under the Plan) or in the number, class and/or price of shares of Stock subject to outstanding Stock Options and/or outstanding awards), such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes under the Plan. A participant holding an outstanding award has a legal right to an adjustment that preserves without enlarging the value of such award, with the terms and manner of such adjustment to be determined by the Committee.

In addition, upon the dissolution or liquidation of the Company or upon any reorganization, merger, or consolidation as a result of which the Company is not the surviving corporation (or survives as a wholly-owned subsidiary of another corporation), or upon a sale of substantially all the assets of the Company, the Board or the Committee may take such action as it in its discretion deems appropriate, subject to any limitations imposed by Section 409A of the Code, to (i) accelerate the time when awards vest and/or may be exercised and/or may be paid, (ii) cash out outstanding Stock Options and/or other awards at or immediately prior to the date of such event, (iii) provide for the assumption of outstanding Stock Options or other awards by surviving, successor or transferee corporations or entities, (iv) provide that in lieu of shares of Stock, the award recipient shall be entitled to receive the consideration he or she would have received in such transaction in exchange for such shares of Stock (or the fair market value thereof in cash), and/or (v) provide that Stock Options and SARs shall be exercisable for a period of at least 10 business days from the date of receipt of a notice from the Company of such proposed event, following the expiration of which period any unexercised Stock Options or SARs shall terminate.

No fractional shares shall be issued or delivered under the Plan.  The Board or the Committee shall determine whether the value of fractional shares shall be paid in cash or other property, or whether such fractional shares and any rights thereto shall be cancelled without payment.

The Board’s or Committee’s determination as to which adjustments shall be made under this Section 5.4 and the extent thereof shall be final, binding and conclusive.

SECTION 6	Eligibility

Employees, Non-Employee Directors, and Consultants are eligible to be granted awards under the Plan.  In addition, awards may be granted to prospective Employees, Non-Employee Directors, or Consultants but such awards shall not become effective until the recipient’s commencement of employment or service with the Company or Subsidiary.  Incentive Stock Options may be granted only to employees and prospective employees of the Company or of any parent corporation or subsidiary of the Company (as those terms are defined in Section 424 of the Code).  The participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among those eligible.

SECTION 7	Stock Options

7.1      The Stock Options awarded under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options.  To the extent that any Stock Option is either designated as a Non-Qualified Stock Option or does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

7.2      Subject to the following provisions, Stock Options awarded under the Plan shall be in such form and shall have such terms and conditions as the Committee may determine:

(1)          Option Price.  The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee, but shall not be less than the Fair Market Value of the Stock on the date of grant of the Stock Option.  The date of grant of any Stock Option shall be the date of Committee approval of the Stock Option or a prospective date specified by the Committee, and for prospective Employees shall be no earlier than the first day of employment.

(2)         Option Term.  The term of each Stock Option shall be fixed by the Committee, but shall not exceed ten years.

(3)          Exercisability.  Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.  The Committee may waive such exercise provisions or accelerate the exercisability of the Stock Option at any time in whole or in part.

(4)          Method of Exercise.  Stock Options may be exercised in whole or in part at any time during the option period by giving notice of exercise, in such manner as may be determined by the Company (which may be written or electronic), specifying the number of whole shares to be purchased, accompanied by payment of the aggregate option price for such shares.  Payment of the option price shall be made in such manner as the Committee may provide in the award, which may include (i) cash (including cash equivalents), (ii) delivery (either by actual delivery of the shares or by providing an affidavit attesting to ownership of the shares) of shares of Stock already owned by the optionee, (iii) broker-assisted “cashless exercise” in which the optionee delivers a notice of exercise together with irrevocable instructions to a broker acceptable to the Company to sell shares of Stock (or a sufficient portion of such shares) acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the total option price and any withholding tax obligation resulting from such exercise, (iv) application of shares subject to the Stock Option to satisfy the option price, (v) any other manner permitted by law, or (vi) any combination of the foregoing. Any shares used to pay the option price shall be valued at their Fair Market Value on the date of exercise.

(5)          No Stockholder Rights.  An optionee shall have neither rights to dividends or other rights of a stockholder with respect to shares subject to a Stock Option until the optionee has duly exercised the Stock Option and a certificate for such shares has been duly issued (or the optionee has otherwise been duly recorded as the owner of the shares on the books of the Company).

(6)          Surrender Rights.  Subject to the terms of Section 4.1(7), the Committee may provide that options may be surrendered for cash upon any terms and conditions set by the Committee.

(7)         Non-transferability.  Unless otherwise provided by the Committee, (i) Stock Options shall not be transferable by the optionee other than by will or by the laws of descent and distribution, and (ii) during the optionee’s lifetime, all Stock Options shall be exercisable only by the optionee or by his or her guardian or legal representative.  The Committee, in its sole discretion, may permit Stock Options to be transferred to such transferees and on such terms and conditions as may be determined by the Committee.

(8)          Termination of Employment.  Following the termination of an optionee’s employment or service with the Company or a Subsidiary, the Stock Option shall be exercisable to the extent determined by the Committee.  The Committee may provide different post-termination exercise provisions with respect to termination of employment or service for different reasons.  The Committee may provide at the time of grant that, notwithstanding the option term fixed pursuant to Section 7.2(2), a Stock Option that is outstanding on the date of an optionee’s death shall remain outstanding for an additional period after the date of such death.  The Committee shall have absolute discretion to determine the date and circumstances of any termination of employment or service.

7.3      Notwithstanding the provisions of Section 7.2, Incentive Stock Options shall be subject to the following additional restrictions:

(1)          No Incentive Stock Option shall have an option price that is less than 100% of the fair market value (as determined for purposes of Section 422 of the Code) of the Stock on the date of grant of the Incentive Stock Option.  The date of grant of any Incentive Stock Option shall be the date of Committee approval of the Incentive Stock Option or a prospective date specified by the Committee, and for prospective employees shall be no earlier than the first day of employment.

(2)          No Incentive Stock Option shall be exercisable more than ten years after the date such Incentive Stock Option is granted.

(3)          No Incentive Stock Option shall be awarded more than ten years after April 8, 2009, the date of Board approval of the Plan.

(4)          No Incentive Stock Option granted to an employee who owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, as defined in Section 424 of the Code, shall (A) have an option price which is less than 110% of the fair market value of the Stock on the date of grant of the Incentive Stock Option or (B) be exercisable more than five years after the date such Incentive Stock Option is granted.

(5)         The aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of the shares with respect to which Incentive Stock Options (granted under the Plan and any other plans of the Company, its parent corporation or subsidiary corporations, as defined in Section 424 of the Code) are exercisable for the first time by an optionee in any calendar year shall not exceed $100,000.

(6)          An optionee’s right to exercise an Incentive Stock Option shall be subject to the optionee’s agreement to notify the Company of any “disqualifying disposition” (for purposes of Section 422 of the Code) of the shares acquired upon such exercise.

(7)          Incentive Stock Options shall not be transferable by the optionee, other than by will or by the laws of descent and distribution, subject to such additional limitations as may be imposed by the Committee.  During the optionee’s lifetime, all Incentive Stock Options shall be exercisable only by such optionee.

The Committee may, with the consent of the optionee, amend an Incentive Stock Option in a manner that would cause loss of Incentive Stock Option status, provided the Stock Option as so amended satisfies the requirements of Section 7.2.

7.4      Substitute Options.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company or a Subsidiary of property or stock of an entity, the Committee may grant Stock Options in substitution for any options or other stock awards or stock-based awards granted by such entity or an affiliate thereof.  Such substitute Stock Options may be granted on such terms as the Committee deems appropriate to prevent dilution or enlargement of the benefits under the prior award, notwithstanding any limitations on Stock Options contained in other provisions of this Section 7, but after considering the provisions of Section 409A of the Code.

SECTION 8	Stock Appreciation Rights (SARs)

A Stock Appreciation Right shall entitle the holder thereof to receive, for each share as to which the award is granted, payment of an amount, in cash, shares of Stock, or a combination thereof as determined by the Committee, equal in value to the excess of the Fair Market Value of a share of Stock on the date of exercise over an amount (the base price) specified by the Committee.  Any such award shall be in such form and shall have such terms and conditions as the Committee may determine; provided, however, that no SAR shall have a base price below the Fair Market Value of the Stock on the date of grant or a term longer than ten years.  The award shall specify the number of shares of Stock as to which the SAR is granted.

SECTION 9	Restricted Stock

Subject to the following provisions, all awards of Restricted Stock shall be in such form and shall have such terms and conditions as the Committee may determine:

(1)          The Restricted Stock award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock and the date or dates on which, or the conditions upon the satisfaction of which, the Restricted Stock will vest.  The grant and/or the vesting of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company and/or its Subsidiaries, upon the attainment of specified Performance Objectives, and/or upon such other criteria as the Committee may determine.

(2)         Stock certificates representing the Restricted Stock awarded shall be registered in the award holder’s name (or the holder shall be recorded as the owner of the shares on the books of the Company), but the Committee may direct that such certificates be held by the Company or its designee on behalf of the award holder (or that transfer restrictions be placed on the shares).  Except as may be permitted by the Committee, no share of Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered by the award holder until such share has vested in accordance with the terms of the Restricted Stock award.  At the time Restricted Stock vests, a certificate for such vested shares shall be delivered to the award holder (or his or her Beneficiary in the event of death), (or the award holder (or his or her Beneficiary in the event of death) shall be duly recorded as the owner of the shares on the books of the Company), in each case free of all restrictions.

(3)          The Committee may provide that the award holder shall have the right to vote and/or receive dividends on Restricted Stock.  Unless the Committee provides otherwise, Stock received as a dividend on, or in connection with a stock split of, Restricted Stock (or pursuant to adjustment under Section 5.4) shall be subject to the same restrictions as the Restricted Stock.

(4)          Except as may be provided by the Committee, in the event of an award holder’s termination of employment or service before all of his or her Restricted Stock has vested, or in the event any conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of Restricted Stock which have not vested shall be forfeited, and the Committee may provide that (i) any purchase price paid by the award holder shall be returned to the award holder or (ii) a cash payment equal to the Restricted Stock’s Fair Market Value on the date of forfeiture, if lower, shall be paid to the award holder.

(5)         The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, any or all of the award holder’s Restricted Stock (except that the Committee may not waive conditions or restrictions with respect to Performance Awards if such waiver would cause the award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code).

SECTION 10	Restricted Stock Units (RSUs)

Subject to the following provisions, all awards of Restricted Stock Units shall be in such form and shall have such terms and conditions as the Committee may determine:

(1)          The Restricted Stock Unit award shall specify the number of RSUs to be awarded and the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Stock will be deferred.  The Committee may condition the grant or vesting of Restricted Stock Units, or receipt of Stock or cash at the end of the Deferral Period, upon the completion of a specified period of service with the Company and/or its Subsidiaries, upon the attainment of specified Performance Objectives, and/or upon such other criteria as the Committee may determine.

(2)          Except as may be provided by the Committee, RSU awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period.

(3)          At the expiration of the Deferral Period, the award holder (or his or her Beneficiary in the event of death) shall receive (i) certificates for the number of shares of Stock equal to the number of shares covered by the RSU award (or the shares shall be duly recorded as owned by such holder on the books of the Company), (ii) cash equal to the Fair Market Value of such Stock, or (iii) a combination of shares and cash, as the Committee may determine.

(4)          Except as may be provided by the Committee, in the event of an award holder’s termination of employment or service before the RSU has vested, his or her RSU award shall be forfeited.

(5)          The Committee may waive, in whole or in part, any or all of the conditions to receipt of, or restrictions with respect to, Stock or cash under a Restricted Stock Unit award (except that the Committee may not waive conditions or restrictions with respect to Performance Awards if such waiver would cause the award to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code).  In addition, the Committee shall not accelerate the payment of an RSU if such acceleration would violate Section 409A of the Code.

SECTION 11	Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which shall consist of any right that is not an award described in Sections 7, 8, 9 or 10 hereof and that is denominated or payable in Stock, or valued in whole or in part by reference to or otherwise based on or related to Stock (including, without limitation, securities convertible into Stock).  The Committee shall determine the terms and conditions of any such award, subject to any limitations contained in the Plan.

SECTION 12	Cash Awards

12.1    The Committee may grant Cash Awards, which shall entitle the award holder to receive cash upon the satisfaction of the Performance Objectives and other terms and conditions set forth in the award.  At the time of grant of a Cash Award, the Committee shall specify the applicable Performance Objectives and the performance period to which they apply, as well as the amount of the Cash Award to be paid upon satisfaction of the Performance Objectives (which may be stated as a range of amounts payable upon attainment of specified levels of satisfaction of the Performance Objectives).  The Committee may determine that a Cash Award shall be payable upon achievement of any one Performance Objective, or any one of several Performance Objectives, or that two or more of the Performance Objectives must be achieved as a condition to payment of a Cash Award.

12.2    The Committee shall specify at the time of grant of a Cash Award the date or dates such Cash Award, to the extent earned, shall be payable, and may require all or a portion of the Cash Award to be deferred and payable only upon satisfaction of continued employment or other specified conditions. The Committee may also permit all or a portion of a Cash Award to be deferred at the award holder’s election, subject to Section 409A of the Code.  Deferred portions of a Cash Award may be credited with interest, deemed invested in Stock, or deemed invested in such other investments as the Committee may specify.

SECTION 13	Performance Awards

13.1    The Committee shall have the right to designate awards under Section 9, 10, 11 or 12 as Performance Awards, in which case the following provisions shall apply to such awards (in addition to the provisions under Section 9, 10, 11, or 12, as applicable).

13.2    The grant or vesting of a Performance Award shall be subject to the achievement of Performance Objectives established by the Committee based on one or more of the following criteria, in each case applied to the Company on a consolidated basis and/or to a Subsidiary, business unit, business segment or business line, and which the Committee may use as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies or published or special index that the Committee deems appropriate:

(1)	Net earnings or net income (before or after taxes);
(2)	Earnings per share;
(3)	Net sales or revenue growth;
(4)	Gross revenues (and/or gross revenue growth) and/or mix of revenues among the Company’s business activities;
(5)	Net operating profit (or reduction in operating loss);
(6)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(7)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(8)	Earnings before or after taxes, interest, depreciation, amortization, and/or other non-cash items;
(9)	Gross or operating margins;
(10)	Productivity ratios (and/or such ratios as compared to various stock market indices);
(11)	Stock price (including, but not limited to, growth measures and total shareholder return);
(12)	Stock price and market capitalization ratios (including, but not limited to, price-to-earnings ratio and enterprise multiple)
(13)	Expense targets (including, but not limited to, expenses-to-sales ratios);
(14)	Margins;
(15)	Operating efficiency;
(16)	Market share;
(17)	Customer satisfaction;
(18)	Employee satisfaction or retention;
(19)	Development and implementation of employee or executive development programs (including, but not limited to, succession programs);
(20)	Working capital targets;
(21)	Economic value added;
(22)	Market value added;
(23)	Debt to equity ratio;
(24)	Strategic business goals relating to acquisitions, divestitures and joint ventures;
(25)	Attaining specified clinical, trial site initiation or patient enrollment targets;
(26)	Filing of the Company’s PMA application to the Food and Drug Administration;
(27)	Obtaining regulatory approvals, including of the company’s PHP System in the United States or other countries;
(28)	Sale of the company;
(29)	Consummating a specified equity based capital offering;
(30)	Reaching specified technology development objectives; and
(31)	Reaching specified employment time-points governed by an employment agreement

The Committee may provide in any Performance Award that any evaluation of performance may include or exclude any of the following events that occurs during the performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the impact of adjustments to the Company’s deferred tax asset valuation allowance, (vii) acquisitions or divestitures, and (viii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards intended to be performance-based within the meaning of Section 162(m) of the Code, they shall be prescribed in a form that meets the requirements of Section 162(m).

13.3    The following additional requirements shall apply to Performance Awards:

(1)           The Performance Objectives shall be established by the Committee not later than the earlier of (i) 90 days after the beginning of the applicable performance period, or (ii) the time 25% of such performance period has elapsed.

(2)           The Performance Objectives shall be objective and the achievement of such Performance Objectives shall be substantially uncertain (within the meaning of Section 162(m) of the Code) at the time the Performance Objectives are established.

(3)           The amount of the Performance Award payable upon each level of achievement of the Performance Objectives must be objectively determinable, except that the Committee shall have the right to reduce (but not increase) the amount payable, in its sole discretion.

(4)          Prior to payment of any Performance Award, the Committee shall certify in writing, in a manner that satisfies the requirements of Section 162(m) of the Code, that the Performance Objectives have been satisfied.

SECTION 14	Tax Withholding

Each award holder shall, no later than the date as of which an amount with respect to an award first becomes includible in such person’s gross income for applicable tax purposes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the award.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, any Subsidiaries), shall, to the extent permitted by law, have the right to deduct the minimum amount of any required tax withholdings from any payment of any kind otherwise due to the award holder.

To the extent permitted by the Committee, and subject to such terms and conditions as the Committee may provide, an award holder may elect to have the minimum amount of any required tax withholding with respect to any awards hereunder satisfied by having the Company withhold shares of Stock otherwise deliverable to such person with respect to the award.  Alternatively, the Committee may require that a portion of the shares of Stock or cash otherwise deliverable be applied to satisfy the minimum withholding tax obligations with respect to the award.

SECTION 15	Beneficiary of Award Holder

15.1    The Committee may provide the holder with the right to designate any person or persons as such person’s beneficiary or beneficiaries (both primary and contingent) to whom payment in respect of one or more of the award holder’s awards under this Plan shall be paid in the event of the award holder’s death.  Each beneficiary designation shall become effective only when filed in writing with the Company during the award holder’s lifetime on a form provided by the Company.  If an award holder is married, his or her designation of beneficiary or beneficiaries other than his/her spouse or his/her estate shall not be effective unless the beneficiary designation has been signed by the spouse and notarized.

15.2    If an award holder is not given the right to designate a beneficiary or fails to designate a beneficiary in accordance with the provisions of Section 15.1, or if all designated beneficiaries predecease the award holder, payment of the holder’s awards shall be made to the holder’s estate.

SECTION 16	Amendments and Termination

16.1    No award shall be granted under the Plan after June 8, 2019, the day preceding the tenth anniversary of the date of approval by the Company’s stockholders of the Plan, unless the Plan has been re-approved by the Company’s stockholders prior to such date.

No Performance Award shall be granted after the Company’s annual meeting held in 2014, unless the material terms of the performance goals (within the meaning of Section 162(m) of the Code) have been re-approved by the Company’s stockholders within the five years prior to such grant.

16.2    The Board may discontinue the Plan at any time and may amend it from time to time.  No amendment or discontinuation of the Plan shall adversely affect any award previously granted without the award holder’s written consent.  Amendments may be made without stockholder approval except as required to satisfy applicable laws or regulations or the requirements of any stock exchange or market on which the Stock is listed or traded.

16.3    The Committee may amend the terms of any award prospectively or retroactively, subject to the limitations set forth in Section 4.1(7) hereof.

16.4    Notwithstanding the foregoing provisions of this Section 16, the Committee shall have the right, in its sole discretion, to amend the Plan and all outstanding awards without the consent of stockholders or award holders to the extent the Committee determines such amendment is necessary or appropriate to comply with Section 409A of the Code.

16.5    Notwithstanding any other provision of the Plan or of any award, in the event of a change in control event (as defined under Section 409A of the Code) the Committee shall have the right, in its sole discretion, to terminate the Plan and all outstanding awards (or, to the extent permitted under Section 409A of the Code, to terminate all awards subject to Section 409A of the Code) and distribute amounts payable under such awards immediately prior to or within 12 months after the occurrence of the change in control event.

SECTION 17	Change of Control

17.1    The Committee shall have the authority to determine the extent, if any, to which outstanding awards will become vested upon a Change of Control.  In addition, to the extent permitted under Section 409A of the Code or with respect to awards that are not subject to Section 409A of the Code, the Committee shall have discretion to accelerate the payment date of awards in the event of a Change of Control.

17.2    A “Change of Control” means the happening of any of the following:

(1)          the acquisition by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act (other than the Company and its Subsidiaries as determined immediately prior to that date and/or any of its or their employee benefit plans) of  beneficial ownership, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act) of securities of the Company representing more than 50% of the total combined voting power of all classes of stock of the Company having the right under ordinary circumstances to vote at an election of the Board;

(2)           the date on which a majority of the members of the Board shall consist of persons other than Current Directors (which term shall mean any member of the Board on the date of adoption of the Plan and any member of the Board whose nomination or election has been approved by a majority of the Current Directors then on the Board);

(3)          consummation of a merger or consolidation of the Company with another corporation where (x) the stockholders of the Company immediately prior to the merger or consolidation would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors in the same proportions as their ownership, immediately prior to such merger or consolidation, of voting securities of the Company, or (y) where the members of the Company’s board of directors, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation;

(4)           the sale or other disposition of all or substantially all of the assets of the Company; or

(5)           the date of approval by the stockholders of the Company of the liquidation of the Company.

SECTION 18	Section 409A

18.1    All awards granted under the Plan are intended to be exempt from the requirements of Section 409A or, if not exempt, to satisfy the requirements of Section 409A, and the provisions of the Plan and of any award granted under the Plan shall be construed in a manner consistent therewith.

18.2    For purposes of Section 409A of the Code, the “specified employees” of the Company shall be determined in such manner as may be specified by resolution of the Committee in accordance with Section 409A of the Code.

18.3    Notwithstanding any provision of the Plan or any award to the contrary, any amounts payable under the Plan on account of termination of employment to an award holder who is a “specified employee” within the meaning of Section 409A which constitute “deferred compensation” within the meaning of Section 409A and which are otherwise scheduled to be paid during the first six months following the award holder’s termination of employment (other than any payments that are permitted under Section 409A to be paid within six months following termination of employment of a specified employee) shall be suspended until the six-month anniversary of the award holder’s termination of employment (or until the award holder’s death, if earlier), at which time all payments that were suspended shall be paid to the award holder in a lump sum.

18.4    A termination of employment shall not be deemed to have occurred for purposes of any award under this Plan providing for the payment of any amounts upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.

SECTION 19	General Provisions

19.1    Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Stock subject or related thereto upon any securities exchange or market or under any state or federal law, or (ii) the consent or approval of any government regulatory body or (iii) an agreement by the recipient of an award with respect to the disposition of Stock, is necessary or desirable in order to satisfy any legal requirements, or the issuance, sale or delivery of any shares of Stock is or may in the circumstances be unlawful under the laws or regulations of any applicable jurisdiction, the right to exercise such Stock Option or SAR shall be suspended, such award shall not be granted, and/or the shares subject to such award will not be issued, sold or delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee, and the Committee determines that the issuance, sale or delivery of the shares is lawful.  The application of this Section shall not extend the term of any Stock Option or other award.  The Company shall have no obligation to effect any registration or qualification of the Stock under federal or state laws or to compensate the award holder for any loss caused by the implementation of this Section 19.1.

19.2    Nothing set forth in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including arrangements providing for the issuance of Stock.  Nothing in the Plan nor any award hereunder shall confer upon any award holder any right to continued employment or service with the Company or a Subsidiary, or interfere in any way with the right of any such company to terminate such employment or service.

19.3    Determinations by the Committee under the Plan relating to the form, amount, and terms and conditions of awards need not be uniform, and may be made selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

19.4    No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan or any award hereunder, and all members of the Board or the Committee and all officers or employees of the Company or any Subsidiary acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

19.5    Although the Company may endeavor to qualify an award for favorable tax treatment (e.g. incentive stock options under Section 422 of the Code) or to avoid adverse tax treatment (e.g. under Section 409A of the Code), the Company makes no representation that the desired tax treatment will be available and expressly disclaims any liability for the failure to maintain favorable or avoid unfavorable tax treatment.

19.6    Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or Subsidiary and an award holder, and no award holder will, by participation in the Plan, acquire any right in any specific Company property, including any property the Company may set aside in connection with the Plan.  To the extent that any award holder acquires a right to receive payments from the Company or any Subsidiary pursuant to an award, such right shall not be greater than the right of an unsecured general creditor.

19.7    All provisions under the Plan calling for the delivery of Stock certificates may be satisfied by recording the respective person as the owner of the shares on the books of the Company, if permitted by applicable law.

19.8    The Plan and all awards hereunder shall be governed by the laws of the State of Delaware without giving effect to conflict of laws principles.  Any dispute arising out of any award granted under the Plan may be resolved in any state or federal court located within New York County, New York State, U.S.A.  Any award granted under the Plan is granted on condition that the award holder accepts such venue and submits to the personal jurisdiction of any such court.  Similarly, the Company accepts such venue and submits to such jurisdiction.

19.9    This Plan became effective on June 9, 2009.

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DELCATH SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
DELCATH SYSTEMS, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2010

The undersigned holder of common stock of DELCATH SYSTEMS, INC. (the "Company"), hereby constitutes and appoints Eamonn P. Hobbs and Barbra Keck, and each of them, as proxies (the proxies”) of the undersigned, with full power of substitution in each, and authorizes each of them to represent and to vote all of the undersigned's shares of common stock of the Company, according to the number of votes and with all the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held at the Sheraton New York Hotel & Towers, 811 Seventh Avenue, New York, New York, on May 6, 2010 at 10:00 A.M., local time, and at any adjournments and postponements thereof.

IMPORTANT: SIGNATURE REQUIRED ON THE REVERSE SIDE

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ANNUAL MEETING OF STOCKHOLDERS OF

DELCATH SYSTEMS, INC.

May 6, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K
for the fiscal year ended December 31, 2009 are available at -
https://materials.proxyvote.com/24661P

Please mark, sign, date and
mail your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■    20230300000000000000  4                                                                                                   050610

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
Proposal 1. Election of Two Directors: NOMINEES: ☐ FOR THE NOMINEES m Harold S. Koplewicz, M.D. m Robert B. Ladd ☐ WITHHOLD AUTHORITY FOR THE NOMINEES ☐ FOR ALL EXCEPT (See instruction below)	Proposal 2. Proposal 3.

To ratify the appointment of Ernst & Young, LLP as the Company's independent registered public accounting firm for the year ending December 31, 2010.

To amend Delcath’s 2009 Stock Incentive Plan to increase the total number of shares of Delcath common stock reserved for issuance under the plan from 2,000,000 to 4,200,000.

		FOR ☐ ☐	AGAINST ☐ ☐	ABSTAIN ☐ ☐
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, the Proxy Statement relating to the Annual Meeting and a copy of Delcath’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The undersigned hereby revokes any proxy or proxies heretofore given with respect to the Annual Meeting.

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR each nominee named in Proposal 1, FOR Proposal 2 and FOR Proposal 3 and in accordance with the proxies’ discretion on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may be submitted via this method.
☐
Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

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